UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

FARMERS NATIONAL BANC CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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20 SOUTH BROAD STREET

CANFIELD, OHIO 44406

March 21, 2012

To Our Shareholders:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Farmers National Banc Corp. (“Farmers” or the “Company”) to be held April 26, 2012, at 3:30 p.m., Eastern Time, at the St. Michael Family Life Center, 340 North Broad Street, Canfield, Ohio 44406.

At the Annual Meeting, you will be asked to: (i) elect three Class II directors whose terms will expire at the Annual Meeting in 2015; (ii) consider the adoption and approval of an amendment to the Company’s Articles of Incorporation, as amended, to eliminate preemptive rights; (iii) consider an advisory vote on executive compensation; (iv) consider the adoption and approval of the Farmers National Banc Corp. 2012 Equity Incentive Plan; (v) ratify the Audit Committee’s appointment of Crowe Horwath LLP as Farmers’ independent registered public accounting firm for the fiscal year ending December 31, 2012; and (vi) approve the adjournment of the Annual Meeting, if necessary, in order to solicit additional proxies, in the event there are not sufficient votes at the time of the Annual Meeting to adopt the proposed amendment to eliminate preemptive rights.

Your vote on these matters is important, regardless of the number of shares you own, and all shareholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. In order to ensure that your shares are represented, I urge you to execute and return the enclosed proxy, or that you submit your proxy by telephone or Internet promptly.

Sincerely,

JOHN S. GULAS

President and Chief Executive Officer

FARMERS NATIONAL BANC CORP.

20 SOUTH BROAD STREET

CANFIELD, OHIO 44406

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, April 26, 2012

The Annual Meeting of Shareholders of Farmers National Banc Corp. (“Farmers” or the “Company”) will be held at the St. Michael Family Life Center, 340 North Broad Street, Canfield, Ohio 44406, Thursday, April 26, 2012, at 3:30 p.m., Eastern Time, for the following purposes:

1.	the election of three Class II directors;

2.	to consider and vote upon a proposal to amend Article XIII of Farmers’ Articles of Incorporation, as amended (the “Articles”), to eliminate preemptive rights;

3.	to approve, on an advisory basis, the compensation of the Company’s named executive officers;

4.	to adopt and approve the Farmers National Banc Corp. 2012 Equity Incentive Plan (the “2012 Incentive Plan”);

5.	to ratify the appointment of Crowe Horwath LLP as Farmers’ independent registered public accounting firm for the fiscal year ending December 31, 2012;

6.	to approve the adjournment of the Annual Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Annual Meeting to adopt the proposed amendment to the Articles; and

7.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 7, 2012 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Your Board of Directors recommends that you vote “FOR” the election of each of the director nominees and “FOR” each of the other proposals.

By Order of the Board of Directors,

Kevin J. Helmick

Executive Vice President & Secretary

Canfield, Ohio

March 21, 2012

FARMERS NATIONAL BANC CORP.

PROXY STATEMENT

March 21, 2012

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Farmers National Banc Corp., an Ohio corporation (“Farmers” or the “Company”), of the accompanying proxy to be voted at the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) to be held Thursday, April 26, 2012, at 3:30 p.m., Eastern Time, and at any adjournment or postponement thereof. The mailing address of the principal executive offices of Farmers is 20 South Broad Street, Canfield, Ohio 44406; telephone number (330) 533-3341. This proxy statement, together with the related proxy and Farmers’ 2011 Annual Report to Shareholders (the “Annual Report”), are being mailed to the shareholders of the Company on or about March 21, 2012.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When and Where will the Annual Meeting be Held?

The Annual Meeting will be held Thursday, April 26, 2012, at 3:30 p.m., Eastern Time, at the St. Michael Family Life Center, 340 North Broad Street, Canfield, Ohio 44406. To obtain directions to attend the Annual Meeting, please contact Shareholder Relations at (330) 533-5127.

Why did I Receive these Proxy Materials?

You have received these proxy materials because the Board of Directors is soliciting a proxy to vote your shares at the Annual Meeting. This proxy statement contains information that Farmers is required to provide to you under the rules of the Securities and Exchange Commission (the “Commission”) and is intended to assist you in voting your shares.

Who may Vote at the Annual Meeting?

The Board of Directors has set March 7, 2012 as the “record date” for the Annual Meeting. This means that only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. At the close of business on March 7, 2012, 18,780,560 common shares, no par value, were issued and outstanding. Each common share entitles the holder to one vote on each item to be voted upon at the Annual Meeting and there is no cumulative voting.

What is the Difference between Holding Shares as a “Shareholder of Record” and as a “Beneficial Owner?”

If your shares are registered directly in your name, you are considered the “shareholder of record” of those shares. Farmers has sent these proxy materials directly to all “shareholders of record.” Alternatively, if your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, which is sometimes called “street name,” then you are the “beneficial owner” of those shares, and these proxy materials were forwarded to you by that organization. The organization holding your shares is the shareholder of record for purposes of voting the shares at the Annual Meeting. As the beneficial owner, you have the right to direct that organization how to vote the common shares held in your account by following the voting instructions the organization provides to you.

How do I Vote?

Shareholders of record may vote on matters that are properly presented at the Annual Meeting in four ways:

•	by completing the accompanying proxy and returning it in the envelope provided;

•	by submitting your vote telephonically;

•	by submitting your vote electronically via the Internet; or

•	by attending the Annual Meeting and casting your vote in person.

For the Annual Meeting, Farmers is offering shareholders of record the opportunity to vote their common shares electronically through the Internet or by telephone. Instead of submitting the enclosed proxy by mail, shareholders of record may vote by telephone or via the Internet by following the procedures described on the enclosed proxy. In order to vote via telephone or the Internet, please have the enclosed proxy in hand, and call the number or go to the website listed on the proxy and follow the instructions. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions, and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting through the Internet should understand that they may incur certain costs associated with Internet access, such as usage charges from their Internet service providers. The deadline for voting through the Internet or by telephone is 11:59 p.m., Eastern Time, on April 25, 2012.

If you hold your common shares in street name, you should follow the voting instructions provided to you by the organization that holds your common shares. If you plan to attend the Annual Meeting and vote in person, ballots will be available. If your common shares are held in the name of your broker, bank or other shareholder of record, you must bring a legal proxy from the shareholder of record indicating that you were the beneficial owner of the shares on March 7, 2012 in order to vote in person.

How will My Shares be Voted?

If you vote by mail, through the Internet, by telephone or in person, your common shares will be voted as you direct. If you submit a valid proxy prior to the Annual Meeting, but do not complete the voting instructions, your common shares will be voted:

•	“FOR” the election of each of the three Class II director nominees listed under “Proposal One—Election of Directors;”

•

“FOR” the proposal to amend Article XIII of the Company’s Articles of Incorporation, as amended (the “Articles”), under “Proposal Two—Approval of Amendment to Article XIII of the Articles of Incorporation, as amended;”

•	“FOR” the approval of the compensation of the Company’s named executive officers under “Proposal Three—Advisory Vote on Executive Compensation;”

•

“FOR” the adoption and approval of the Farmers National Banc Corp. 2012 Equity Incentive Plan (the “2012 Incentive Plan”) under “Proposal Four—Adoption and Approval of the Farmers National Banc Corp. 2012 Equity Incentive Plan;”

•

“FOR” the ratification of the appointment of Crowe Horwath LLP as Farmers’ independent registered public accounting firm for the fiscal year ending December 31, 2012 under “Proposal Five—Ratification of Independent Registered Public Accounting Firm;” and

•

“FOR” the approval of the adjournment of the Annual Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Annual Meeting to adopt the proposed amendments to the Articles under “Proposal Six—Adjournment of Annual Meeting.”

Can Other Matters be Decided at the Annual Meeting?

On the date that this proxy statement was printed, Farmers was not aware of any matters to be raised at the Annual Meeting other than those included in this proxy statement. If you submit a valid proxy and other matters are properly presented for consideration at the Annual Meeting, then the individuals appointed as proxies will have the discretion to vote on those matters for you.

May I Revoke or Change My Vote?

Yes, proxies may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by:

•	the execution of a later dated proxy with regard to the same common shares;

•	the execution of a later casted Internet or telephone vote with regard to the same common shares;

•	giving notice in writing to the Secretary at 20 South Broad Street, Canfield, Ohio 44406; or

•	notifying the Secretary in person at the Annual Meeting.

If your common shares are held in street name and you wish to revoke your proxy, you should follow the instructions provided to you by the record holder of your shares. If you wish to revoke your proxy in person at the Annual Meeting, you must bring a legal proxy from the shareholder of record indicating that you were the beneficial owner of the common shares on March 7, 2012. Attending the Annual Meeting will not, by itself, revoke your proxy.

Who Pays the Cost of Proxy Solicitation?

The accompanying proxy is solicited by and on behalf of the Board of Directors, whose notice of meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by Farmers. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, facsimile and electronic mail by directors, officers and employees of Farmers. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of common shares held of record by such persons, and Farmers will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. Farmers has engaged Morrow & Company to aid in the solicitation of proxies in order to assure a sufficient return of votes on the proposals to be presented at the Annual Meeting. The costs of such services are estimated at $8,000, plus reasonable distribution and mailing costs.

How Many Common Shares Must be Represented at the Annual Meeting in Order to Constitute a Quorum?

The shareholders present in person or by proxy at the Annual Meeting representing not less than one-third of Farmers’ outstanding common shares shall constitute a quorum for the Annual Meeting. Consequently, at least 6,260,187 common shares must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. Street name holders generally cannot vote their common shares directly and must instead instruct the broker, bank or other shareholder of record how to vote their common shares using the voting instructions provided by it. If a street name holder does not provide timely instructions, the broker or other nominee may have the authority to vote on some proposals but not others. If a broker or other nominee votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner, this results in a broker non-vote. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter.

What are the Voting Requirements to Elect the Directors and to Approve the Other Proposals Discussed in this Proxy Statement?

The vote required to approve each of the proposals that are scheduled to be presented at the Annual Meeting is as follows:

Proposal	Vote Required
• Proposal One—Election of Directors

•    Election of the three Class II director nominees requires the affirmative vote of the holders of a plurality of the common shares present, represented and entitled to vote at the Annual Meeting. Broker non-votes and proxies marked “WITHHOLD AUTHORITY” will not be counted toward the election of directors or toward the election of individual nominees and, thus, will have no effect other than that they will be counted for establishing a quorum.

• Proposal Two—Approval of Amendment to Article XIII of the Articles of Incorporation, as amended

•    The proposal to amend Article XIII of the Articles requires the affirmative vote of the holders of common shares entitled to exercise at least two-thirds of the voting power of Farmers. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on Proposal Two. Abstentions and broker non-votes will have the same effect as votes against Proposal Two.

• Proposal Three—Advisory Vote on Executive Compensation

•    The proposal to approve the resolution regarding the compensation of Farmers’ named executive officers requires the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Three. Broker non-votes will not be counted for the purpose of determining whether Proposal Three has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Three and, thus, will have the same effect as a vote against Proposal Three.

• Proposal Four—Adoption and Approval of the Farmers National Banc Corp. 2012 Equity Incentive Plan

•    For the adoption of the 2012 Incentive Plan, the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the Annual Meeting will be required for approval. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on Proposal Four. Broker non-votes will not be counted for the purpose of determining whether Proposal Four has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Four and, thus, will have the same effect as a vote against Proposal Four.

Proposal	Vote Required
• Proposal Five—Ratification of Independent Registered Public Accounting Firm

• The proposal to ratify the appointment of Farmers’ independent registered public accounting firm requires the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Five. Broker non-votes will not be counted for the purpose of determining whether Proposal Five has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Five and, thus, will have the same effect as a vote against Proposal Five.

• Proposal Six—Adjournment of the Annual Meeting

• The proposal to adjourn the Annual Meeting requires the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the Annual Meeting, whether or not a quorum is present. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Six. Broker non-votes will not be counted for the purpose of determining whether Proposal Six has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Six and, thus, will have the same effect as a vote against Proposal Six.

Under Ohio law, the Articles, and Farmers’ Amended Code of Regulations (the “Regulations”), the nominees for election as directors who receive the greatest number of votes cast will be elected directors. Each shareholder will be entitled to cast one vote for each common share owned, and shareholders may not cumulate votes in the election of directors. Common shares as to which the authority to vote is withheld are not counted toward the election of directors; however, in 2010, the Board of Directors adopted a “Majority Vote Withheld Policy” in the event that “WITHHOLD AUTHORITY” has been indicated by a majority of the votes cast with respect to any director in an uncontested election. A summary of this policy is set forth under the caption “CORPORATE GOVERNANCE—Policies of the Board of Directors” beginning on page 9 of this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON APRIL 26, 2012

The proxy statement, Form 10-K for the year ended December 31, 2011 and the 2011 Annual Report to Shareholders are available at www.proxyvote.com.

CORPORATE GOVERNANCE

The Board of Directors—Independence

The Board of Directors is currently comprised of nine members, three of whom are nominees for re-election at the Annual Meeting. Additional information regarding each director nominee is set forth in “Proposal One—Election Of Directors” beginning on page 14 of this proxy statement. In 2011, the Board of Directors affirmatively determined that all of the directors listed below are “independent directors” under the rules of The NASDAQ Stock Market LLC (the “NASDAQ”):

Gregory C. Bestic	Lance J. Ciroli
Anne Frederick Crawford	Ralph D. Macali
David Z. Paull	Earl R. Scott
Gregg Strollo	Ronald V. Wertz

The only current director of Farmers who has not been deemed independent by the Board of Directors is John S. Gulas, the Company’s President and Chief Executive Officer. The Board of Directors also determined that former director Joseph D. Lane, who served as a director of Farmers during a portion of 2011, was independent under current NASDAQ listing standards. In addition, the Board of Directors determined that former director Frank L. Paden, who served as Farmers’ Executive Chairman and Secretary during a portion of 2011, was not independent, as a result of having been an employee of Farmers.

During 2011, certain current directors and executive officers of Farmers, and their associates, were customers of, and had banking transactions with, various subsidiaries of the Company, including Farmers’ subsidiary bank, The Farmers National Bank of Canfield (“Farmers Bank”). All relationships between any director or executive officer and Farmers or any of its subsidiaries are conducted in the ordinary course of business. Farmers encourages its directors and executive officers to maintain these relationships and expects that these transactions will continue in the future. All loans and loan commitments included in such transactions, including equipment leasing transactions, were made and will be made: (i) in the ordinary course of business; (ii) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Farmers; and (iii) without more than the normal risk of collectability or present other unfavorable features. After reviewing the details of these relationships, the Board of Directors has determined that such relationships do not interfere with the exercise of a director’s independent judgment in carrying out the responsibilities of any director.

Certain Relationships and Related Transactions

Farmers’ Audit Committee is responsible for reviewing and approving all related party transactions that are material to the Company’s consolidated financial statements or otherwise require disclosure under Item 404 of Regulation S-K. Extensions of credit by Farmers or any of its subsidiaries to “insiders” of the Company or its subsidiaries are also regulated by Regulation O adopted under the Federal Reserve Act and the Federal Deposit Insurance Corporation Improvement Act. It is Farmers’ policy that any transactions with persons whom Regulation O defines as “insiders” (i.e., executive officers, directors, principal shareholders and their related interests) are engaged in the same manner as transactions conducted with all members of the public. Transactions are reviewed by the Audit Committee either on a case-by-case basis (such as loans made by Farmers Bank to an insider) or, in the case of an ongoing relationship, are approved at the outset of the relationship and periodically reviewed. All loans to insiders of Farmers: (i) are made in the ordinary course of business; (ii) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company; and (iii) do not involve more than the normal risk of collectability or present other unfavorable features.

Attendance at Meetings

The Board of Directors held 14 meetings during 2011. All incumbent directors attended at least 75% of the total of all meetings of the Board of Directors and any committees thereof on which such director served during the year. In accordance with Farmers’ Corporate Governance Guidelines (the “Corporate Governance Guidelines”), directors are expected to attend all meetings of the Board of Directors, although it is understood that, on occasion, a director may not be able to attend a meeting. Directors are encouraged to attend the Annual Meeting. All of the then current members of the Board of Directors attended the 2011 Annual Meeting held on April 28, 2011.

Board Leadership Structure and Role in Risk Oversight

Prior to 2010, Frank L. Paden served as the President and Chief Executive Officer of Farmers. In 2010, John S. Gulas succeeded Mr. Paden as President and Chief Executive Officer, with Mr. Paden continuing to serve as Executive Chairman and Secretary until his retirement on September 30, 2011. As a result of Mr. Paden’s non-independent status, the Board of Directors determined that in order to appropriately balance the Board’s focus on strategic development with its management oversight responsibilities, it was desirable for the Board to have a “lead independent director.” Accordingly, the Board of Directors created the position of Lead Independent Director in 2010, and appointed Ronald V. Wertz to serve as Lead Independent Director, a position he served in until October 2011. As Lead Independent Director, Mr. Wertz was responsible for presiding at all executive sessions of the Board of Directors and acted as an active liaison between management and Farmers’ non-employee directors, maintaining frequent contact both with Messrs. Gulas and Paden to advise them on the progress of Board committee meetings, and with individual non-employee directors concerning recent developments affecting the Company.

In conjunction with Mr. Paden’s retirement on September 30, 2011, the Board of Directors appointed Lance J. Ciroli as Chairman of the Board and eliminated the position of Lead Independent Director. As Chairman, Mr. Ciroli presides over meetings of the Board of Directors, consults and advises the Board and its committees on the business and affairs of Farmers, and performs other responsibilities as may be assigned by the Board from time to time. Mr. Gulas, as President and Chief Executive Officer, is in charge of both overseeing Farmers’ day-to-day operations and establishing and leading the execution of the Company’s long-term strategic objectives, subject to the overall direction and supervision of the Board of Directors and its committees. Farmers does not have a formal policy with respect to separation of the offices of Chairman of the Board and Chief Executive Officer, and the Board of Directors believes that flexibility in appointing the Chairman of the Board allows the Board of Directors to make a determination as to such position from time to time and in a manner that it believes is in the best interest of Farmers and its shareholders. The Board of Directors believes that the current structure is best for Farmers because it allows Mr. Gulas to focus on the Company’s day-to-day business, while allowing Mr. Ciroli to lead the Board of Directors in its primary role of review and oversight of management. The Board of Directors also believes that its leadership structure has created an environment of open, efficient communication between the Board and management, enabling the Board to maintain an active, informed role in risk management by being able to monitor and manage those matters that may present significant risks to Farmers.

The Board of Director’s role in Farmers’ risk management process includes reviewing regular reports from senior management on areas of material risk to the Company, including operational, financial, legal, regulatory and strategic risks. The Board of Directors reviews these reports to enable it to understand and assess Farmers’ risk assessment, risk management and risk mitigation strategies. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of both management and the Board also have responsibility for risk management. In accordance with the Risk Management Committee Charter, the Risk Management Committee assists the Board of Directors in its oversight of management’s implementation and enforcement of Farmers’ policies, procedures and practices relating to: (i) the management of enterprise-wide risk; (ii) compliance with applicable laws and regulations and the maintenance of appropriate regulatory and economic capital and reserve levels; and (iii) the Company’s long-term strategic plans and initiatives. In addition, the Audit Committee assists the Board of Directors in overseeing and monitoring management’s conduct of Farmers’ financial reporting process and system of internal accounting and financial controls. The Board Loan Committee assists the Board of Directors in overseeing and monitoring the lending policies, strategies and lending risk management procedures of Farmers Bank and reviews the quality and performance of Farmers Bank’s loan portfolio. Finally, the Compensation Committee oversees the management of risks relating to executive and non-executive compensation plans and arrangements. While each committee oversees certain risks and the management of such risks, the entire Board of Directors is regularly informed of such risks through committee reports.

Committees of the Board of Directors

The Board of Directors conducts its business through meetings of the Board and the following committees: (i) Audit Committee; (ii) Board Loan Committee; (iii) Compensation Committee; (iv) Corporate Governance and Nominating Committee; and (v) Risk Management Committee. Each committee meets on a regular basis and reports their deliberations and actions to the full Board of Directors. Each of the committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee the accounting and financial reporting process of the Company. The Audit Committee also reviews, evaluates and approves all related party transactions. The Audit Committee members currently are Earl R. Scott (Chairman), Gregory C. Bestic, Ralph D. Macali and David Z. Paull. The Board of Directors has determined that Earl R. Scott qualifies as an “audit committee financial expert.” Specifically, the Board of Directors has determined that Earl R. Scott has all of the attributes listed in the definition of an “audit committee financial expert” set forth in Item 407(d)(5)(ii) of Regulation S-K and in the NASDAQ listing requirements. Mr. Scott has acquired these attributes through education and experience as a certified public accountant. All of the Audit Committee members are considered independent for purposes of NASDAQ listing requirements. The Audit Committee operates under a written charter, which is reviewed annually by the Audit Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. A copy of the current Audit Committee Charter is available on Farmers’ website at www.farmersbankgroup.com. The Audit Committee held six meetings during 2011.

Board Loan Committee

The Board Loan Committee establishes, monitors and reviews the lending policies, strategies and lending risk management procedures of Farmers Bank and reviews the quality and performance of Farmers Bank’s loan portfolio. All directors are members of the Board Loan Committee. The Board Loan Committee operates under a written charter, which is reviewed annually by the Board Loan Committee and the Board of Directors. A copy of the current Board Loan Committee Charter is available on Farmers’ website at www.farmersbankgroup.com. The Board Loan Committee meets on a regular basis with three members of Farmers Bank’s executive loan committee. The Board Loan Committee held 24 meetings during 2011.

Compensation Committee

The Compensation Committee establishes policies and levels of reasonable compensation for Farmers’ executive officers and generally administers the Company’s incentive compensation programs. The members of the Compensation Committee are Anne Frederick Crawford (Chair), Lance J. Ciroli, David Z. Paull and Ronald V. Wertz. All members of the Compensation Committee are considered independent for purposes of NASDAQ listing requirements. The Compensation Committee operates under a written charter, which is reviewed annually by the Compensation Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. A copy of the current Compensation Committee Charter is available on Farmers’ website at www.farmersbankgroup.com. The Compensation Committee held 15 meetings during 2011.

Pursuant to the terms of its charter, the Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. In addition, the Compensation Committee may invite such members of management to its meetings, as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions. In addition, the Compensation Committee may delegate to the Chief Executive Officer, or another executive designee, the authority to approve salary and other compensation for employees below the executive officer level in accordance with overall pools, policy guidelines and limits approved by the Committee. Pursuant to its charter, the Compensation Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board of Directors or management. Additional information regarding the Compensation Committee’s role is set forth in the “COMPENSATION DISCUSSION AND ANALYSIS” section of this proxy statement, beginning on page 23.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee’s purpose is to: (i) identify and recommend individuals to the Board of Directors for nomination as members of the Board and its committees; (ii) promote effective corporate governance, including developing and recommending to the Board of Directors a set of corporate governance principles applicable to Farmers; and (iii) lead the Board of Directors in its annual review of the Board’s performance and the performance of each of its committees. The Corporate Governance and Nominating Committee consists of Ronald V. Wertz (Chair), Gregory C. Bestic, Anne Frederick Crawford and Gregg Strollo. All members of the Corporate Governance and Nominating Committee are independent for purposes of NASDAQ listing requirements. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee and Corporate Governance Guidelines, both of which are reviewed annually by the Corporate Governance and Nominating Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. Copies of the Corporate Governance and Nominating Committee Charter and the Corporate Governance Guidelines are available on Farmers’ website at www.farmersbankgroup.com. The Corporate Governance and Nominating Committee held nine meetings during 2011.

Risk Management Committee

The Risk Management Committee oversees management’s implementation and enforcement of Farmers’ policies, procedures and practices relating to the management of enterprise-wide risk. The members of the Risk Management Committee are Lance J. Ciroli (Chair), Ralph D. Macali, Earl R. Scott and Gregg Strollo. The Risk Management Committee held eight meetings during 2011. The Risk Management Committee operates under a written charter, which is reviewed annually by the Risk Management Committee and the Board of Directors. A copy of the current Risk Management Committee Charter is available on the Company’s website at www.farmersbankgroup.com. Additional information regarding the Risk Management Committee’s role is set forth in the “COMPENSATION DISCUSSION AND ANALYSIS” section of this proxy statement, beginning on page 23.

Policies of the Board of Directors

Majority Withheld Vote

The Board of Directors recognizes that, under Ohio law, director nominees who receive the greatest number of shareholder votes are automatically elected to the Board of Directors, regardless of whether the votes in favor of such nominees constitute a majority of the voting power of Farmers. Nevertheless, it is the policy of the Board of Directors that, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”), should promptly tender his or her resignation to the Chairman of the Board. Thereafter, the Corporate Governance and Nominating Committee will consider the resignation offer and recommend to the Board of Directors whether to accept it or reject it. In considering whether to recommend to the Board of Directors to accept or reject the tendered resignation, the Corporate Governance and Nominating Committee shall consider all information and factors deemed relevant, including, without limitation: (i) the reasons (if any) given by shareholders as to why they withheld their votes; and (ii) the qualifications and performance of the tendering director(s) and his or her contributions to the Board of Directors and Farmers. The Board of Directors will act on any tendered resignation within 90 days following certification of the shareholder vote. Following the Board of Directors’ determination, Farmers will promptly disclose the Board’s decision whether to accept or reject the director’s resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release and in a Current Report on Form 8-K. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Corporate Governance and Nominating Committee’s consideration or action by the Board of Directors regarding whether to accept the resignation offer. If a majority of the Board of Directors receives a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will consider the resignation offers and whether to accept or reject them.

Director Nominations

The Corporate Governance and Nominating Committee will consider candidates for director, including those recommended by a shareholder who submits the person’s name and qualifications in writing. The Corporate Governance and Nominating Committee has no specific minimum qualifications for a recommended candidate, and does not consider shareholder recommended candidates differently from other candidates. The Corporate Governance and Nominating Committee considers:

•	personal qualities and characteristics, accomplishments and reputation in the business community, including high personal and professional values, ethics and integrity;

•	current knowledge and contacts in the communities in which Farmers does business;

•	ability and willingness to commit adequate time to Board of Director and committee matters;

•	the fit of the individual’s skills with those of other directors and potential directors in building a Board that is effective and responsive to the needs of the Company;

•	ability to think and act independently yet constructively in a mutually respectful environment;

•	diversity of viewpoints, background, experience and other demographics; and

•	the ability of the nominee to satisfy the independence requirements of NASDAQ.

While the Board of Directors does not have a formal diversity policy, diversity of viewpoints, background, experience and other demographics is one criterion on which the Corporate Governance and Nominating Committee bases its evaluation of potential candidates for director positions. The inclusion of diversity in the listed criteria reflects the Board of Director’s belief that diversity is an important component of an effective Board and the Corporate Governance and Nominating Committee evaluates each potential director candidate on their specific skills, expertise and background, as well as traditional diversity concepts.

In addition to recommendations presented by shareholders, the Board of Directors maintains a current list of potential director candidates that fit the characteristics and qualifications of the Corporate Governance and Nominating Committee, which it uses from time to time to fill director vacancies or for director nominations. During the course of 2011, the Board of Directors identified Gregg Strollo from its internal list to fill the vacancy in the Board created by the retirement of Frank L. Paden.

Under the Corporate Governance Guidelines, a director is required to retire from the Board of Directors no later than the next annual meeting of shareholders following such director’s 74th birthday. Additionally, directors who are also employees of Farmers must tender their resignation from the Board of Directors upon retirement, resignation or removal from employment with the Company or upon a demotion in their job responsibilities. The Corporate Governance and Nominating Committee makes its recommendation to the Board of Directors, and nominees are selected by the Board of Directors.

Under the Regulations, a shareholder entitled to vote for the election of directors who intends to nominate a director for election must deliver written notice to the Secretary of Farmers no later than 90 days and no earlier than 120 days in advance of such meeting; provided, however, that if less than 90 days’ notice is given to shareholders, written notice to the Secretary of the Company must be delivered or mailed not later than the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. During 2010, the Board of Directors adopted the Corporate Governance Guidelines, which updated and formalized certain aspects of Farmers’ shareholder nomination process. Pursuant to the Regulations and/or the Corporate Governance Guidelines, each shareholder notice must include the following information regarding a director candidate:

1.	the name, age, business address and residence address of the candidate;

2.	the information required of director nominees under Item 401(a), (d), (e), and (f) of Regulation S-K (relating to the nature and existence of certain business, family, and/or legal relationships between the candidate and Farmers, as well as the candidate’s prior business and directorship experience);

3.	the number and class of all shares of each class of stock of the Company owned of record and beneficially owned by the candidate, as reported to the nominating shareholder by the candidate;

4.	the information required of nominees under Item 404(a) of Regulation S-K (relating to the nature and existence of current or potential related party transactions between the candidate and Farmers);

5.	a description of why the candidate meets the director criteria set forth in the Corporate Governance Guidelines;

6.	a qualitative description of the specific talents and skills that the candidate would offer in service to the Company;

7.	any written or oral agreement or understanding with the nominating shareholder or any other person that relates in any way to Farmers or how the candidate would vote or serve as a director;

8.	a completed copy of the Company’s Questionnaire for New Director Candidates;

9.	all financial and business relationships of the candidate, or of any organization of which the candidate is an executive officer or principal shareholder or otherwise controls, with Farmers, the nominating shareholder or, to the candidate’s knowledge, any other shareholder of the Company that is acting in concert with the nominating shareholder; and

10.	the consent of the candidate to serve as a director of Farmers if so elected.

In addition, the shareholder notice must also include the following information regarding the shareholder making the nomination:

A.	the name and address of the shareholder making the nomination;

B.	the number and class of all shares of each class of stock of Farmers owned of record and beneficially owned by the shareholder;

C.	a representation that the shareholder is a holder of record of common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice;

D.	a description of any arrangements between the shareholder and the candidate pursuant to which the nominations are to be made;

E.	a description of any relationships, including business relationships, between the shareholder and the candidate;

F.	whether the shareholder is acting in concert with any person with respect to the common shares;

G.	whether the shareholder owns, holds or has the power to vote, individually or in concert with any other person, 5% or more of any class of voting stock of any other organization that competes with the Company;

H.	the information required by Item 401(f) of Regulation S-K (relating to the nature and existence of certain legal proceedings involving Farmers and the nominating shareholder) and whether the shareholder has been or is currently subject to any enforcement action or penalty or, to the shareholder’s knowledge, is currently under any investigation that could lead to such an enforcement action or penalty or criminal action;

I.	whether the shareholder is acting on behalf of, or at the request of, any other shareholder; and

J.	if the shareholder is other than an individual (i) the names of the shareholder’s five most senior executive officers (or persons performing similar roles), (ii) the names and addresses of each person that has a 10% or more voting, ownership or economic interest in the shareholder and the respective amounts of such interests, (iii) the names and addresses of each person that would be deemed to control the shareholder and (iv) the name and address of any advisor to the shareholder that has the principal responsibility for its investment or voting decisions.

In the case of any investment fund or similar organization that is a nominating shareholder, these shareholder disclosure obligations shall also apply to the principal advisor to the fund. Also, if the shareholder is other than an individual, these disclosure requirements apply to the shareholder’s principal shareholders, executive officers and other controlling parties.

If a nominating shareholder or director candidate believes that information supplied in response to any of the above inquiries is confidential, the shareholder or nominee may request confidential treatment for such information. In such event, the information shall be maintained on a confidential basis unless the Corporate Governance and Nominating Committee is advised by counsel that disclosure is appropriate in connection with the solicitation of proxies relating to the director candidate.

In the event that it is subsequently determined that any of the information provided by the candidate or nominating shareholder is materially inaccurate, a director candidate who provided the materially inaccurate information or whose nominating shareholder provided the materially inaccurate information shall be required to resign from the Board of Directors, and, in the event of a refusal to resign, such a determination shall constitute grounds for removal from the Board, unless it is determined by the Corporate Governance and Nominating Committee that the inaccuracy was inadvertent.

Shareholder Proposals

Any proposals to be considered for inclusion in the proxy materials to be provided to shareholders of Farmers for its next Annual Meeting of Shareholders to be held in 2013 may be made only by a qualified shareholder and must be received by the Company no later than November 21, 2012.

If a shareholder intends to submit a proposal at Farmers’ 2013 Annual Meeting of Shareholders that is not eligible for inclusion in the proxy materials relating to the meeting, and the shareholder fails to give the Company notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by February 4, 2013, then the proxy holders will be allowed to use their discretionary authority with respect to such proposal if the proposal is properly raised at the Company’s Annual Meeting in 2013. The submission of such a notice does not ensure that a proposal can be raised at Farmers’ Annual Meeting.

Shareholder Communications with Directors

All written communications addressed to an individual director at Farmers’ address or to one of the offices of a subsidiary of the Company, except those clearly of a marketing nature, will be forwarded directly to the director. All written communications addressed to the Board of Directors at Farmers’ address or to one of the offices of a subsidiary of the Company will be presented to the full Board of Directors at a meeting of the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Farmers’ directors, officers and persons who own beneficially more than 10% of its common shares (“Section 16 Filers”) to file reports of ownership and transactions in the common shares with the Commission and to furnish the Company with copies of all such forms filed. Farmers understands from the information provided to it by Section 16 Filers that the following transactions were not timely reported during 2011: (i) John S. Gulas—Form 4 reports to reflect open market purchases of 116 and 108 common shares on November 1, 2011 and December 1, 2011, respectively, through Farmers National Banc Corp. Share Ownership Plan (the “Share Ownership Plan”); (ii) Carl D. Culp—Form 4 reports to reflect open market purchases of 69 and 64 common shares on November 1, 2011 and December 1, 2011, respectively, through the Share Ownership Plan (the “Share Ownership Plan”); (iii) Mark L. Graham—Form 4 reports to reflect open market purchases of 46 and 43 common shares on November 1, 2011 and December 1, 2011, respectively, through the Share Ownership Plan; (iv) Kevin Helmick—open market purchases of 46 and 43 common shares on November 1, 2011 and December 1, 2011, respectively, through the Share Ownership Plan; and (v) Ralph D. Macali—Form 4 reports to reflect open market purchases of 6 and 16 common shares on November 1, 2011 and December 1, 2011, respectively, through the Share Ownership Plan.

PROPOSAL ONE—ELECTION OF DIRECTORS

In accordance with the provisions of Farmers’ Regulations, the Board of Directors has currently fixed the number of directors at nine. Previously, the number of directors was fixed at eight, however, with the appointment of John S. Gulas as a Class I director, effective July 1, 2010, the Board was expanded to nine. The Board of Directors is currently divided into three classes, each with three year terms, and there are three directors currently serving in each class.

During 2011, Frank L. Paden and Joseph D. Lane each retired from their positions as members of the Board of Directors. On February 8, 2011, Joseph D. Lane notified Farmers that he would be retiring from service as a director at the completion of his current term at the 2011 Annual Meeting of Shareholders. In addition, on September 30, 2011, Frank L. Paden resigned from his position as Farmers’ Executive Chairman and Secretary. At the 2011 Annual Meeting of Shareholders, Gregory C. Bestic was elected by shareholders to replace Mr. Lane as a director of Farmers. Pursuant to the provisions of Farmers’ Regulations, vacancies in the Board of Directors may be filled by the affirmative vote of the remaining members of the Board of Directors. Consequently, during the course of 2011, the Board of Directors appointed Gregg Strollo as a Class III director to fill the vacancy created by Mr. Paden’s retirement.

The Corporate Governance and Nominating Committee has recommended to the Board of Directors the re-nomination of each of the three Class II directors. Set forth below for each nominee for election and for each director whose term will continue after the Annual Meeting is a brief statement, including age, principal occupation and business experience during the past five years. In addition, the following information provides the Corporate Governance and Nominating Committee’s evaluation regarding the nomination of each of the director nominees and the key attributes, skills, and qualifications presented by each director nominee and the continuing directors. The following information, as of March 21, 2012, with respect to the age, principal occupation or employment, other affiliations and business experience during the last five years of each director and director nominee, has been furnished to Farmers by each director nominee and director.

Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. If any nominee should become unavailable to serve for any reason, it is intended that votes will be cast for a substitute nominee designated by the Corporate Governance and Nominating Committee and approved by the Board of Directors. The Corporate Governance and Nominating Committee has no reason to believe that any nominee named will be unable to serve if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

EACH OF THE DIRECTOR NOMINEES.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS

(Term Expiring in 2015)

Name	Age	Principal Occupation for Past Five Years and Other Information
Lance J. Ciroli	61	Mr. Ciroli has served as a director of Farmers since October 2010 and has served as Chairman of the Board of Directors since October 1, 2011. Mr. Ciroli is a member of the Board Loan, Compensation and Risk Management Committees. Since 2009, Mr. Ciroli has operated NBE Bank Consulting Services, a bank consulting services company, which he co-founded in 2009. Prior to founding NBE Bank Consulting Services, Mr. Ciroli was Assistant Deputy Comptroller, Office of the Comptroller of the Currency, United States Treasury Department, in Washington D.C., where he was responsible for the supervision and regulation of nationally chartered community banks in Northern and Eastern Ohio and the Lower Peninsula of Michigan. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Ciroli has developed through his extensive experience in the area of national bank supervision, as well as his knowledge and experience as a director of Farmers, allow him to provide continued regulatory and local business expertise to the Board of Directors and has nominated him for election.

Anne Frederick Crawford	48	Ms. Crawford has served as a director of Farmers since 2004 and is a member of the Board Loan, Compensation and Corporate Governance and Nominating Committees. Ms. Crawford is a self-employed/sole proprietor attorney-at-law located in Canfield, Ohio, concentrating her law practice in the areas of real estate, probate and estate planning. Previously, Ms. Crawford was a partner at the law firm of Brennan, Frederick, Vouros & Yarwood. Ms. Crawford is also actively involved with a number of significant non-profit organizations and community initiatives in the Mahoning Valley, including the American Cancer Society Relay for Life, the Mahoning Valley Epilepsy Fund and the Mahoning County Bar Association Memorial Committee. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Ms. Crawford has developed through her education and extensive experiences in the legal field and in the Mahoning Valley business market, as well as her knowledge and experience as a director of Farmers, allow her to provide continued legal and local business expertise to the Board of Directors and has nominated her for election.

David Z. Paull	57	Mr. Paull has served as a director of Farmers since January 2011 and is a member of the Audit, Board Loan and Compensation Committees. Mr. Paull is the Vice President, HR Operations and Labor Relations for RTI International Metals, Inc., where he is responsible for human resource activities for all domestic manufacturing locations in the United States. Mr. Paull is a member of the Board of Directors and Executive Committee of the Regional Chamber and a member of the board of directors of the Humility of Mary Center For Learning, where he serves on the Mission and Planning Committee. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Paull has developed through his extensive business experience in the Mahoning Valley business market, as well as his knowledge and experience in the field of human resources, allow him to provide continued local business and corporate governance expertise to the Board of Directors and has nominated him for election.

CLASS III DIRECTORS CONTINUING IN OFFICE

(Term Expiring in 2013)

Name	Age	Principal Occupation for Past Five Years and Other Information
Ralph D. Macali	56	Mr. Macali has served as a director of Farmers since December 2001 and is a member of the Audit, Board Loan and Risk Management Committees. Mr. Macali is the Vice President of Palmer J. Macali, Inc., which owns and operates a retail grocery supermarket, a partner in P.M.R.P. Partnership, which owns commercial and residential real estate and the owner and executive vice president of HSL Inc., which owns various retail stores. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Macali has developed through his education and business leadership experiences in the Mahoning Valley business market, as well as his experience as a director of Farmers, allow him to provide continued regional business and leadership expertise to the Board of Directors.

Earl R. Scott	66	Mr. Scott has served as a director of Farmers since December 2003 and is a member of the Audit, Board Loan and Risk Management Committees. Mr. Scott is a certified public accountant and president of Reali, Giampetro & Scott, a local accounting firm with offices in the Mahoning Valley. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Scott has developed through his education and leadership experiences in the field of accounting, his knowledge and business experience in the Mahoning Valley, as well as his experience as a director of Farmers, allow him to provide continued financial and regional business expertise to the Board of Directors.

Gregg Strollo	56	Mr. Strollo has served as a director of Farmers since October 2011 and is a member of the Board Loan, Nominating and Corporate Governance and Risk Management Committees. Mr. Strollo currently serves as a partner, architect and president of Strollo Architects, a position he has held since 1996. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Strollo has developed through his education and business and leadership experiences in the Mahoning Valley allow him to provide continued financial and regional business expertise to the Board of Directors.

CLASS I DIRECTORS CONTINUING IN OFFICE

(Term Expiring in 2014)

Name	Age	Principal Occupation for Past Five Years and Other Information
Gregory C. Bestic	57	Mr. Bestic has served as a director of Farmers since April 2011 and is a member of the Audit, Board Loan and Corporate Governance and Nominating Committees. Mr. Bestic is a Managing Principal of Schroedel, Scullin & Bestic, LLC, a certified public accounting and strategic advisory firm located in Canfield, Ohio. Mr. Bestic is a certified public accountant and a certified forensic accountant, and has practiced with Schroedel, Scullin & Bestic, LLC and its predecessor firm since 1980. Mr. Bestic also serves on the board of Salem Community Hospital and the Advisory Committee of the Accounting and Finance Department of Youngstown State University. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Bestic has developed through his educational background in business and accounting, as well as his business and leadership experiences in the Mahoning Valley, which allow him to provide continued accounting, local business and corporate governance expertise to the Board of Directors.

John S. Gulas	53	Mr. Gulas is the President and Chief Executive Officer of Farmers, a position he has held since July 2010. From July 2008 to July 2010, Mr. Gulas served as Farmers’ Chief Operating Officer. From 2005 to 2007, Mr. Gulas was President and Chief Executive Officer of Sky Trust Co., N.A. Mr. Gulas has over 26 years of banking experience, including executive roles with Wachovia and Key Bank. Mr. Gulas is a native of the Mahoning Valley and is on the board of the Regional Chamber as well as other community and civic boards. Mr. Gulas was appointed as a member of the Board of Directors in July 2010 and serves on the Board Loan Committee. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Gulas has developed through his education and experiences in the banking and financial services industries, as well as his significant leadership positions with Farmers, allow him to provide continued business and leadership insight to the Board of Directors.

Ronald V. Wertz	65	Mr. Wertz has served as a director of Farmers since 1989 and is a member of the Board Loan, Compensation and Corporate Governance and Nominating Committees. Mr. Wertz is currently retired and is an active member of the Mahoning Valley community. Formerly, Mr. Wertz was the President and Chief Executive Officer of Boyer Insurance, Inc., which was later acquired by Wells Fargo Insurance Services, as well as a risk management consultant for Wells Fargo Insurance Services. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Wertz has developed through his leadership and business experiences in the Mahoning Valley business market, as well as his exemplary service as a director of Farmers, allow him to provide continued local business and corporate governance expertise to the Board of Directors.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 7, 2012, regarding beneficial ownership of the common shares by each director, each director nominee, each of the named executive officers of Farmers appearing in the Summary Compensation Table, all directors, named executive officers and other executive officers of the Company as a group and by each person known to Farmers to own 5% or more of its common shares. In addition, unless otherwise indicated, all persons named below can be reached at Farmers National Banc Corp., 20 South Broad Street, Canfield, Ohio 44406.

Name	Total Beneficial Ownership(1)		Percent of Outstanding(2)
Gregory C. Bestic	26,146	(3)	*
Lance J. Ciroli	17,031		*
Anne Frederick Crawford	79,070	(4)	*
John S. Gulas	29,791	(5)	*
Ralph D. Macali	110,920	(6)	*
Frank L. Paden	67,561	(7)	*
David Z. Paull	15,960		*
Earl R. Scott	18,184	(8)	*
Gregg Strollo	2,953	(9)	*
Ronald V. Wertz	108,988	(10)	*
Carl D. Culp	11,567	(11)	*
Mark L. Graham	8,351	(12)	*
Kevin J. Helmick	4,559		*
Brian E. Jackson	250		*
Total (14 directors and executive officers)	501,331		2.6%

5% Or Greater Shareholders
M3 Partners, L.P.	970,645	(13)	5.1%
215 South State Street, Suite 1170, Salt Lake City, Utah 84111

*	Less than 1%.
(1)	The amounts shown represent the total outstanding common shares beneficially owned by the individuals or the common shares issuable upon the exercise of stock options within 60 days of March 7, 2012. Unless otherwise indicated, each individual has sole voting and dispositive power with respect to the common shares indicated.
(2)	For all directors and executive officers, the percentage of class is based upon the sum of: (i) 18,780,560 common shares issued and outstanding on March 7, 2012; and (ii) the number of common shares, if any, as to which the named individual or group has the right to acquire beneficial ownership upon the exercise of stock options within 60 days of March 7, 2012.
(3)	Mr. Bestic owns his shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares.
(4)	Ms. Crawford owns 59,086 common shares jointly with her spouse, and she has shared voting and dispositive power with respect to such shares. Amount includes 7,863 common shares held by a trust, over which Ms. Crawford’s spouse is trustee with voting and dispositive power. Amount also includes 12,121 common shares held by a trust, over which Ms. Crawford has voting and dispositive power but no pecuniary interest therein.
(5)	Amount includes 3,000 common shares subject to options exercisable within 60 days.
(6)	Amount includes 32,058 common shares owned by Mr. Macali’s children, over which he has voting and dispositive power. Amount also includes 16,595 and 33,510 common shares held by a trust and partnership, respectively, over which Mr. Macali has voting and dispositive power.

(7)	Information as of September 30, 2011. On September 30, 2011, Mr. Paden retired from his position as Executive Chairman and Secretary of Farmers.
(8)	Amount includes 1,276 common shares owned by Mr. Scott’s spouse, over which he has shared voting and dispositive power. Amount also includes 4,730 common shares owned by Mr. Scott’s spouse, over which she has sole voting and dispositive control.
(9)	Amount includes 367 common shares held by Mr. Strollo’s spouse, over which she has sole voting and dispositive control.
(10)	Mr. Wertz owns 266 shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares. Amount also includes 103,213 common shares held by various trusts, over which Mr. Wertz has shared voting and dispositive power with his spouse.
(11)	Mr. Culp owns his shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares.
(12)	Amount includes 851 common shares owned by Mr. Graham’s children, over which he has voting and dispositive power.
(13)	As reported in a Schedule 13G/A filed with the Commission on January 30, 2012, all 970,645 of the common shares are owned directly by M3 Partners, L.P. (“M3 Partners”), whose general partner is M3 Funds, LLC (the “General Partner”) and whose investment adviser is M3F, Inc. (the “Investment Adviser”). According to the Schedule 13G/A, the General Partner and the Investment Adviser could each be deemed to be indirect beneficial owners of the common shares, and could be deemed to share such beneficial ownership with M3 Partners. As reported in the Schedule 13G/A, Jason A. Stock and William C. Waller are the managers of the General Partner and the managing directors of the Investment Adviser, and could be deemed to share such indirect beneficial ownership with the General Partner, the Investment Adviser and M3 Partners.

PROPOSAL TWO—ADOPTION AND APPROVAL OF AMENDMENT TO ARTICLE XIII OF THE

ARTICLES OF INCORPORATION, AS AMENDED

General

On February 28, 2012 the Board of Directors adopted resolutions declaring it advisable and in the best interests of Farmers and its shareholders to amend Article XIII of the Company’s Articles in order to eliminate preemptive rights, and the Board is now unanimously proposing and recommending to the Company’s shareholders that the proposed amendment to Article XIII (the “Proposed Amendment”) be adopted and approved.

Description of Preemptive Rights and Purpose of the Proposed Amendment

The Board of Directors is recommending that shareholders vote “FOR” the adoption of the Proposed Amendment because the Board believes that the elimination of preemptive rights is important to Farmers long-term success, as it will provide the flexibility to raise capital more efficiently and with fewer costs. Additionally, the Board of Directors believes that the protection that preemptive rights historically has offered to shareholders against dilution of their voting power is no longer critical to the shareholders of a public company, such as Farmers.

Under Article XIII, as currently in effect, the holders of common shares have the preemptive right, upon the offering or sale of any common shares for cash, to purchase such shares in proportion to their respective holdings at the price fixed for the sale of the common shares, with limited exemptions. However, holders of Farmers’ common shares do not have preemptive rights with respect to common shares that are offered or sold that are:

•	treasury shares,

•	issued as a share dividend,

•	for consideration other than money,

•	issued upon exercise of stock options,

•	issued upon the conversion of convertible shares,

•	issued after satisfaction of preemptive rights, or

•	released from preemptive rights.

In addition, no preemptive rights are provided if common shares are issued in exchange for the outstanding securities of another corporation or if securities are issued pursuant to the terms of a dividend reinvestment plan.

The Board of Directors believes it is important for Farmers to have maximum flexibility to raise capital in the future from any appropriate and efficient source. The primary effect of current Article XIII is to restrict Farmers’ ability to utilize the most effective means to raise equity capital in a timely and efficient manner. During January 2011, Farmers conducted a rights offering in order to satisfy the shareholders’ preemptive rights, with a subsequent public re-offer of the shares not purchased by current shareholders along with a sale of treasury shares to certain standby investors, which are excepted from preemptive rights. As of March 7, 2012, Farmers has a nominal amount of treasury shares remaining. Consequently, use of treasury shares would be ineffective as an alternative source of shares to conduct a capital raise that would be excepted from satisfaction of shareholder’s preemptive rights.

The elimination of preemptive rights will give Farmers greater flexibility in raising additional capital when appropriate and an enhanced ability to negotiate the most favorable terms in light of the then prevailing circumstances and market conditions. Pursuant to the terms of Farmers’ governance documents, the Board of Directors must approve the terms and conditions under which any common shares are sold by the Company.

However, as demonstrated by Farmers’ recent rights offering, it can be time consuming to notify each shareholder of their preemptive rights, and that process can cause delays, increase the costs of raising capital and negatively impact pricing of capital being raised. Similarly, there would also be costs and delays associated with holding a meeting of the shareholders for the purpose of releasing preemptive rights in respect of a proposed share issuance, including in connection with a proposed acquisition of another institution recommended by the Board of Directors. Given the size of Farmers’ shareholder base and the fact that its common shares are publicly traded on the NASDAQ, the Board of Directors believes that having preemptive rights prevents Farmers from taking full advantage of the public trading markets and restricts Farmers’ ability to raise capital in an efficient manner.

The original primary purpose of preemptive rights was to prevent a corporation or a majority of shareholders of a corporation from diluting minority shareholder interests by providing such shareholders the opportunity to maintain their ownership levels by purchasing a pro rata amount of any new common shares issued. Although these rights may be beneficial in the context of smaller, privately-held companies, they present a cumbersome restriction on the ability of a public company to issue and sell shares for appropriate corporate purposes in today’s public markets. Moreover, unlike a minority shareholder in a private company, a shareholder of a public company can maintain desired ownership levels, and thereby prevent dilution of the shareholder’s voting power, simply by purchasing common shares on the open market.

Preemptive rights were originally developed in the United States during the 19th century. However, during the 20th century, most public companies abandoned these rights. In fact, in 2000, the applicable section of the Ohio General Corporation Law (Section 1701.15) was amended to provide that shareholders of Ohio corporations do not have preemptive rights unless such rights are expressly granted in the corporation’s articles of incorporation. However, Ohio corporations formed prior to March 16, 2000, such as Farmers, continue to have preemptive rights even if not expressly granted in their articles of incorporation, unless the shareholders amend (or have previously amended) the articles of incorporation to eliminate preemptive rights.

The Board of Directors has been advised that preemptive rights are rare among similarly-sized public companies because the related loss of flexibility in raising capital is widely recognized as undesirable. In order to obtain future capital on the most advantageous terms, it is important for Farmers to have a wide variety of financing alternatives. By eliminating the preemptive rights provisions from the Articles, the Board of Directors believes that Farmers will be strengthened by an enhanced ability to negotiate favorable financing terms at potentially critical times in light of the then prevailing circumstances and market conditions.

At the 2011 annual meeting of shareholders, the Board of Directors recommended that shareholders approve a substantially similar proposal to eliminate preemptive rights, which received the favorable vote of the holders of over 77% of the common shares present, represented and entitled to vote at the meeting and the favorable vote of the holders of over 61% of all common shares outstanding. However, pursuant to Ohio law, the passage of such Articles’ amendment required the affirmative vote of the holders of at least two-thirds of the voting power of Farmers. Consequently, while the prior proposal was favorably received by the vast majority of shareholders who exercised their voting rights at the 2011 annual meeting, the prior amendment resolution did not pass due to a lack of shareholder participation.

Based upon the Board of Directors’ determination that elimination of preemptive rights is imperative to providing Farmers with maximum flexibility to raise capital in the future and provide for its long-term financial success, as well as the favorable voting results received at the 2011 annual meeting of shareholders, the Board of Directors unanimously recommends that the shareholders vote “FOR” adoption of the Proposed Amendment.

Proposed Amendment

If this Proposal Two is approved by shareholders, new Article XIII would read in its entirety as follows:

ARTICLE XIII:

Except as may be specifically designated by the Board of Directors pursuant to Article IV, no holder of shares of the corporation of any class, as such, shall have the preemptive right to subscribe for or to purchase any shares of any class of the corporation or any other securities of the corporation, including any warrant, right or option to any share or other security, whether such share or security of such class are now or hereafter authorized.

Vote Required and Board of Directors’ Recommendation

This proposal to amend Article XIII requires the affirmative vote of the holders of common shares entitled to exercise at least two-thirds of the voting power of Farmers. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on Proposal Two. Abstentions and broker non-votes will have the same effect as votes against Proposal Two.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

THE SHAREHOLDERS VOTE “FOR” ADOPTION OF THE AMENDMENT TO

ARTICLE XIII TO ELIMINATE PREEMPTIVE RIGHTS AND APPROVAL OF PROPOSAL TWO.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following Compensation Discussion and Analysis provides information regarding the compensation programs for Farmers’ named executive officers, including: (i) the overall objectives of the Company’s compensation program and what it is designed to reward; (ii) each element of compensation that is provided; and (iii) an explanation of the Compensation Committee’s decisions regarding Farmers’ named executive officers. For purposes of this discussion, references to “we,” “our” and “us” refer to Farmers. For 2011, our named executive officers were:

Name	Title
John S. Gulas	President and Chief Executive Officer of Farmers and Farmers Bank

Carl D. Culp	Executive Vice President and Treasurer of Farmers and Executive Vice-President and Chief Financial Officer of Farmers Bank

Mark L. Graham	Executive Vice President and Chief Credit Officer of Farmers Bank

Kevin J. Helmick	Executive Vice President and Secretary of Farmers and Executive Vice President—Retail and Wealth Management of Farmers Bank

Brian E. Jackson	Senior Vice President and Chief Information Officer of Farmers Bank

Frank L. Paden	Former Executive Chairman of the Board and Secretary of Farmers

Mr. Paden retired effective September 30, 2011, so he was no longer serving as Executive Chairman of the Board of Directors and Secretary as of the end of the calendar year. However, Mr. Paden is included in this presentation based on the total compensation he received during 2011.

Executive Summary

We believe we delivered strong financial performance during 2011 despite the continuing challenges facing our industry. Our executive team continued its focus on providing sustained improved financial performance and we believe that their compensation was in line with our performance.

Financial Performance affecting Compensation

•

Our net income in 2011 was $9.2 million, up 3% from $9.0 million in 2010. This performance allowed us to provide greater dividends to our shareholders by declaring on January 31, 2012, a special one-time additional dividend of $0.03 which was paid on February 28, 2012.

•

Our basic and diluted earnings per share in 2011 were $0.50, compared to $0.66 in 2010, mainly as a result of the successful common share offering completed in the first quarter of 2011. This financial metric was an element of our 2011 annual cash incentive plan (the “Annual Incentive Plan”), and was attained at 109% of target due to improved earnings and asset quality.

•

Our return on assets was 0.89% for year ended December 31, 2011. This financial metric also was an element of our Annual Incentive Plan, and was attained at 111% of target through improved revenue production and expense controls.

•

Annualized Net Interest Margin to average earning assets (on a fully taxable equivalent basis) was 4.01% for the year ended December 31, 2011, compared to 4.10% for the prior year. This financial metric also was an element of our Annual Incentive Plan, which was attained at 100.25% of target by maintaining an industry leading margin on our spread between interest income and cost of funds.

•

Our tangible common equity to tangible assets improved to 10.18% at December 31, 2011, compared to 8.31% the prior year, mainly as a result of our successful common share offering completed in the first quarter of 2011.

•	Our total assets reported at December 31, 2011 were $1.1 billion, representing an 8.7% increase compared to $982.8 million the prior year.

•

Our provision for loan decreased from $8.1 million for year ended December 31, 2010 to $3.7 million for 2011 as a result of improved credit quality as net charge-offs declined from $6.2 million in 2010 to $3.1 million in 2011.

The foregoing financial presentation includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. We use these financial measures to monitor and evaluate our on-going performance and allocate resources, and we believe that these additional non-GAAP measures are useful to investors for financial analysis. A reconciliation of such non-GAAP financial measures to the most directly comparable GAAP financial measure can be found on page 25 of our Annual Report on Form 10-K as filed with the Commission on March 14, 2012.

Significant 2011 Compensation and Governance Actions

During fiscal 2011, we evaluated all of our compensation programs, policies and payouts and concluded that our overall compensation structure aligns with our improved pay-for-performance philosophy and is promoting long-term shareholder value. We undertook the following significant actions in this regard:

Annual Incentive Compensation

•

We reviewed our annual cash incentive compensation arrangements for our named executive officers and determined to implement the Annual Incentive Plan for certain of our named executive officers, which reflects a more market aligned annual incentive compensation opportunity for our named executive officers. The Annual Incentive Plan is designed to promote our short-term financial performance and to focus participating named executive officers on the financial drivers of our business plan for the current year.

Long-term Incentive Compensation

•

We implemented a cash-based long term incentive plan, with primary goals of additional executive retention and better shareholder alignment, despite not having a shareholder-approved equity incentive plan to utilize in a more traditional manner.

•

We are seeking approval by our shareholders of the 2012 Incentive Plan to continue improvements in appropriate long-term incentive compensation of our executives. As outlined in Proposal Four—Adoption and Approval of the Farmers National Banc Corp. 2012 Equity Incentive Plan” beginning on page 42 of this proxy statement, we are asking shareholders to approve the 2012 Incentive Plan so that the Compensation Committee may utilize equity- and performance-based compensation to achieve our performance, recruiting, retention and incentive goals.

Overall Governance of Compensation Programs

•

The Compensation Committee continued to move to a more structured, market-based approach to implementing our executive compensation programs, working closely with management and the Committee’s executive compensation consultant while aligning our compensation practices with our shareholders’ interests.

Compensation Committee’s Philosophy on Executive Compensation

Our goal is to hire and retain an executive management team that will promote our short-term and long-term success. We seek to achieve this goal by providing a fair and competitive compensation package, which includes performance-based, at-risk pay components aligned to strategic and financial performance objectives that drive our annual and long-term performance and ultimately shareholder value. In addition, we seek to implement a compensation program that appropriately balances risk and financial results with the ultimate goal of creating and maintaining compensation programs that promote our overall safety and soundness.

The principal elements of each named executive officers’ compensation currently consist of base salary and annual cash incentive compensation. Like other employees, the named executive officers also receive matching contributions to their 401(k) retirement plan accounts. Historically, we have also awarded equity-based compensation, including stock options, to executive officers in order to provide an additional link between executive compensation and long-term shareholder value. However, as the result of the expiration of our 1999 Stock Option Plan in 2009, we do not currently have a compensation plan under which additional equity awards may be made. At the Annual Meeting, shareholders are being asked to adopt and approve the 2012 Incentive Plan in order to allow the Compensation Committee to consider equity awards as an additional compensation component in the future. For more information regarding the 2012 Incentive Plan, see “Proposal Four—Adoption and Approval of the Farmers National Banc Corp. 2012 Equity Incentive Plan” beginning on page 42 of this proxy statement. While the Compensation Committee is currently unable to incorporate equity awards into its executive compensation structure, the Committee will continue to evaluate its current compensation structure, as well as other potential types of compensation plans or arrangements, in order to properly calibrate its executive compensation plans and arrangements with market and industry compensation trends and to align its compensation programs with both short- and long-term performance.

The Role of the Compensation Committee in Determining Executive Compensation

The Compensation Committee oversees the compensation of our named executive officers and establishes our executive compensation philosophy, policy, elements and strategy and reviews proposed executive compensation plans and arrangements, including employment and severance arrangements with our executives. In addition, the Compensation Committee evaluates the performance of our executive officers in order to determine appropriate compensation adjustments as well as future compensation decisions. The Compensation Committee also reviews overall corporate policy regarding compensation and benefit programs that are generally available to all employees and may make recommendations concerning those programs.

Although the Compensation Committee has authority to approve individual compensation arrangements, employment contracts and individual incentive award goals, as well as authority to engage legal advisors and compensation consultants for advice about compensation issues, the Compensation Committee does not act entirely autonomously on the approval and implementation of compensation plans. For example, the Compensation Committee recommends the terms of our annual incentive compensation program, but final approval of such program is presented to the full Board of Directors for approval. At the Compensation Committee’s request, management may provide financial, tax, accounting, or operational information relevant to Compensation Committee deliberations.

Role of Compensation Consultant

As permitted by the Compensation Committee Charter, the Compensation Committee retained Organizational Consulting Group, L.L.C. (“OCG”) as an outside compensation consultant during the beginning of 2011 to provide consulting services with respect to our compensation practices. Pursuant to the terms of its engagement by the Compensation Committee, OCG evaluated our short-and long-term executive compensation programs in relation to the objectives of those programs.” In its role as compensation consultant, OCG advised the Compensation Committee on the structure and performance components of the 2011 annual cash incentive compensation program (the “Annual Incentive Plan”), as well as the long-term cash incentive compensation plan (the “LTI Program”) adopted by us in June 2011. While serving as a compensation consultant, OCG representatives engaged in discussions with the Compensation Committee and responded to questions from the Committee and the Committee’s other advisors. During fiscal 2011, OCG reported directly to the Compensation Committee and its services concluded in June 2011. The Compensation Committee retained the sole authority to retain or terminate OCG.

In the latter portion of 2011, the Compensation Committee determined to engage Pay Governance, LLC (“Pay Governance”) as its outside compensation consultant for the remainder of 2011. Pursuant to the terms of its engagement by the Compensation Committee, Pay Governance generally reviewed, analyzed and provided advice regarding our executive compensation and director compensation programs in relation to the objectives of those programs, including comparisons to designated peer group companies and comparisons to “best practices,” and provided information and advice on competitive compensation practices and trends, along with specific views on our compensation programs. In its role as compensation consultant, representatives of Pay Governance engaged in discussions with the Compensation Committee and responded on a regular basis to questions from the Committee and the Committee’s other advisors, providing them with their opinions with respect to the design and implementation of current or proposed compensation programs. During fiscal 2011, Pay Governance reported directly to the Compensation Committee and the Committee retains the sole authority to retain or terminate Pay Governance.

Peer Group Evaluation and Executive Compensation Benchmarks

Historically, the Compensation Committee has not engaged in any “benchmarking” of our compensation against any other institution; however, it has generally evaluated compensation practices at similarly situated financial institutions to help determine the levels of compensation for financial services executives in our geographic market. In addition, the Compensation Committee does not have a practice of adhering to a strict formula in order to determine executive officer compensation packages and, instead, has relied on a variety of factors including experience, responsibility, individual performance and our overall financial performance. However, given the competitive nature of the financial services industry in general, and the fact that we compete in a primary market with regional and national banking organizations that are significantly larger and that can provide more attractive compensation packages to top executive talent, the Compensation Committee recognizes the need to provide competitive overall compensation opportunities to retain our high-performing executives and attract new executive talent.

2012 Peer Group

During the course of fiscal 2011, the Compensation Committee, with the assistance of Pay Governance, undertook a detailed review of its prior market evaluation strategies and determined to establish a peer group of similarly situated financial institutions for purposes of determining competitive market positioning for the Committee’s executive compensation determinations in fiscal 2012. In this regard, the Compensation Committee used several factors to identify, evaluate and select potential peers, including, but not limited: (i) factors of size (e.g., revenues, assets, employees and market capitalization); (ii) factors of profitability and growth (e.g., revenue and operating income); and (iii) geographic location.

Based upon this analysis, for fiscal 2012, the Compensation Committee has selected the following peer group of 25 companies (the “2012 Peer Group”) to evaluate our financial performance and the competitiveness of its pay levels. For fiscal 2012, the 2012 Peer Group will consist of the following:

• Peoples Bancorp Inc.	• Community Bank Shares of Indiana
• Canandaigua National Corp.	• LCNB Corp.
• Mercantile Bank Corp.	• NB&T Financial Group Inc.
• Summit Financial Group Inc.	• Evans Bancorp Inc.
• Firstbank Corporation	• Rurban Financial Corp.
• CNB Financial Corp.	• Middlefield Banc Corp.
• Premier Financial Bancorp Inc.	• United Bancshares Inc.
• LNB Bancorp Inc.	• DCB Financial Corp.
• First Citizens Banc Corp.	• Cortland Bancorp Inc.
• Chemung Financial Corp.	• Southern Michigan Bancorp Inc.
• AmeriServ Financial, Inc.	• Emclaire Financial Corp.
• United Bancorp, Inc.	• CSB Bancorp Inc.
• Ohio Valley Banc Corp.

2011 Named Executive Officer Compensation

Base Salary

Base salaries are intended to reward the named executive officers based upon their roles with us and for their performance in those roles. For each named executive officer, the Compensation Committee annually reviews base salary levels and seeks to adjust named executive officer salaries based upon our financial performance, the individual performance of the particular executive, as well as our overall compensation philosophy. Pursuant to the terms of their respective employment agreements, the base salary levels for our named executive officers are reviewed annually by the Compensation Committee and may be adjusted by the Board of Directors at the recommendation of the Compensation Committee. For all executive officers who directly report to the Chief Executive Officer, Mr. Gulas annually evaluates each executive officer to determine whether a base salary increase or decrease is merited based upon individual performance and presents his base salary adjustment recommendation to the Compensation Committee. As part of his evaluation process, Mr. Gulas evaluates each of our named executive officers on a variety of factors including leadership performance, strategic planning and execution, communication abilities, business knowledge and awareness and accountability. In regards to Mr. Gulas, during 2011 the Compensation Committee undertook a separate evaluation to determine whether a base salary adjustment was appropriate. In undertaking its evaluation, the Compensation Committee evaluated Mr. Gulas based upon the individual performance factors described above as well as our overall financial and strategic performance in 2011.

As a result the evaluations described above, the following base salary adjustments were implemented during 2011: (i) Mr. Culp received a base salary increase of approximately 3.5%, as a result of Mr. Gulas’ positive performance assessment; (ii) Mr. Graham received a base salary increase of approximately 17.8%, as a result of the Compensation Committee’s determination that his salary was below the average for a senior lending officer of a public company of our size and reflecting a positive performance assessment by Mr. Gulas; and (iii) Mr. Helmick received a base salary increase of approximately 18%, (1) as a result of the performance of the Farmers National Investments division of Farmers Bank, (2) to reflect a positive performance assessment by Mr. Gulas and (3) to competitively position his base salary with similarly situated executives at other geographically comparable financial institutions. Mr. Jackson received a base salary increase of approximately 30%: (i) as a result of a significant increase in scope and responsibility of his role; and (ii) to reflect a positive performance assessment by Mr. Gulas. Mr. Gulas’ salary reflects an increase of approximately 8.7% to reflect a positive performance assessment by the Board of Directors.

Annual Incentive Compensation Programs

The Compensation Committee believes that performance-based annual cash incentives are an effective way to compensate executives for working together as a team to achieve short-term specific financial goals, which the Compensation Committee and management believe are the ultimate drivers of our long-term success and shareholder value. The following is a discussion of the annual cash incentive programs adopted by the Compensation Committee during 2011.

2011 Annual Cash Incentive Program

On June 21, 2011, the Compensation Committee approved the Annual Incentive Plan under which certain executive officers and non-executive employees became eligible to receive annual cash incentive payments, based upon achievement of certain corporate and/or individual performance goals. As adopted, the goal of the Annual Incentive Plan is to foster superior financial results by providing an equitable corporate-wide incentive that awards individual and team effort to achieve specified performance objectives. Our full-time and part-time, regular, non-commissioned-based associates and executives, as well as those of our subsidiaries, are generally eligible to participate in the Annual Incentive Plan, with individual participation determination made by the Compensation Committee with respect to all executive participants.

In June 2011, the Board of Directors, upon the approval of the Compensation Committee, established the target bonus awards (expressed as a percentage of base salary) under the Annual Incentive Plan for each eligible named executive officer and established that each executive’s total bonus opportunity would be based upon the achievement of certain performance metrics. The following table sets forth the target bonus opportunities for each participating named executive officer (expressed as a percentage of base salary):

Name	Target Annual Incentive Plan Award (as a % of base salary)
John S. Gulas	35%
Carl D. Culp	35%
Mark L. Graham	35%
Brian E. Jackson	30%

Payment under the Annual Incentive Plan is contingent upon the achievement of pre-established performance goals relating to criteria established for each participating named executive officer by the Compensation Committee. Each of the criteria has an assigned weight and each of the objective criteria has a specific threshold, target and maximum award or goal for the year. In the event that we (or the individual participant) do not meet the specified threshold goal or target for a particular metric, then no compensation will be paid with respect to that portion of the Annual Incentive Plan. For performance meeting the threshold (80% of the established target), the Annual Incentive Plan provides for a payout of 80% of the target award. For performance meeting the target level, the Annual Incentive Plan provides for a payout of 100% of the target award. For Messrs. Gulas and Culp, the Compensation Committee determined not to set a maximum performance ceiling for purposes of determining payouts under the Annual Incentive Plan. For Messrs. Graham and Jackson, the Compensation Committee capped payments under the Annual Incentive Plan to 110% of target. For performance falling in between performance thresholds, the Annual Incentive Plan provides for payouts on an interpolated basis. In determining the Annual Incentive Plan metrics and targets for 2011, the Compensation Committee utilized the Company’s budgeting model to set the performance at levels that were achievable with strong management performance. The following tables set forth the applicable performance metrics, weightings, targets and payouts for each of the participating named executive officers in the Annual Incentive Plan:

John S. Gulas

Performance Metrics	Weight	Target	Actual	Payout
Earnings Per Share	20%	$0.46	$0.50	108.70%
Return on Assets	20%	0.80%	0.89%	111.25%
Net Interest Margin	20%	4.00%	4.01%	100.25%
Texas Ratio	20%	14.00%	9.82%	129.86%

Carl D. Culp

Performance Metrics	Weight	Target	Actual	Payout
Earnings Per Share	25%	$0.46	$0.50	108.70%
Return on Assets	20%	0.80%	0.89%	111.25%
Net Interest Margin	15%	4.00%	4.01%	100.25%
Texas Ratio	25%	14.00%	9.82%	129.86%

Mark L. Graham

Performance Metrics	Weight	Target	Actual	Payout
Earnings Per Share	20%	$0.45	$0.50	110%
Loan Production	30%	$644,226,749	$572,483,018	80%
Classified Asset Ratio	15%	40%	35%	110%
Asset Quality Ratio	15%	0.85%	1.92%	0%

Brian E. Jackson

Performance Metrics	Weight	Target	Actual	Payout
Earnings Per Share	25%	$0.46	$0.50	108.70%
Loan Growth Support	15%	0.80%	0.89	111.25%
Deposit Growth Support	15%	4.00%	4.01%	100.25%
Investment/Trust Growth Support	15%	14.00%	9.82%	129.86%

In regards to Mr. Graham, the classified asset ratio utilized by the Compensation Committee consisted of Farmers Bank’s classified loans as a percentage of Tier 1 capital plus the allowance for loan losses. Additionally, the asset quality ratio utilized by the Compensation Committee consisted of Farmers Bank’s non-performing loans divided by total loans.

In addition to the performance metrics set forth above, Compensation Committee established a subjective fifth metric for each of the named executive officers, with a 20% weighting for Messrs. Gulas, Culp and Graham and a 15% weighting for Mr. Jackson. Payout under this subjective metric was based upon each executive’s overall job performance during 2011. Based upon a review of each named executive officer, the Compensation Committee determined to make a 100% payout for the subjective metric. Finally, for Mr. Jackson, the Compensation Committee established a sixth metric (15% weight) based upon the achievement of certain regulatory criteria, which ultimately paid out at 100% of target.

As a result of each named executive officer’s individual performance and the performance of Farmers and Farmers Bank during 2011, the Compensation Committee awarded the following payouts under the Annual Incentive Plan: (i) Mr. Gulas—$108,288 (110.01% of target); (ii) Mr. Culp—$65,519 (111.93% of target); (iii) Mr. Graham—$41,223 (82.5% of target); and (iv) Mr. Jackson—$33,394 (90.50%).

Farmers National Investments Commission Program

Finally, in regards to Mr. Helmick, pursuant to the terms of his employment agreement, Mr. Helmick is entitled to receive commissions based upon the performance of the Farmers National Investments division of Farmers Bank. Specifically, Mr. Helmick is entitled to a commission payment of 5.0% on all Farmers National Investments gross monthly revenue up to $48,000, and a commission of 7.5% on all Farmers National Investments gross monthly revenue greater than $48,000. As a result of commission structure established in Mr. Helmick’s employment agreement, the Executive Committee determined that Mr. Helmick would not be a participant in the Annual Incentive Plan. Based upon the performance of Farmers National Investments during 2011, Mr. Helmick received commissions totaling $55,272.

Long-Term Cash Incentive Compensation Plan

In conjunction with the adoption of the Annual Incentive Plan, on June 28, 2011, the Board of Directors approved a long-term cash incentive compensation plan (the “LTI Program”) under which our executive officers and certain other employees are eligible to receive cash incentive payments, based upon the achievement of certain corporate and/or individual performance metrics. The purpose of the LTI Program is to foster and promote Farmer’s long-term financial success and increase shareholder value by motivating performance through incentive compensation. The LTI Program is intended to attract and retain the services of talented individuals and motivate participants to achieve performance objectives that promote sound and financially healthy growth. The LTI Program became effective upon its approval by the Board of Directors and shall continue until terminated by the Board.

The LTI Program provides for the issuance of cash-based awards to participants based upon the achievement of one or more performance objectives during a three year period (the “Performance Period”). Each participant’s target award is based on a specified percentage of each participant’s prior year total cash compensation, as determined by the Compensation Committee, and may be earned at the “target,” “threshold” or “maximum” performance level based upon the achievement of one or more performance objectives during the Performance Period. For performance falling below the “threshold” level, no award payment will be made. Performance objectives may relate to an individual participant, us, our affiliates, one or more divisions or business units, or any combination thereof, and may be applied on an absolute and/or relative basis to one or more peer group companies or indices, as determined by the Compensation Committee in its sole discretion.

In June 2011, the Board of Directors, upon the approval of the Compensation Committee, established the target bonus awards (expressed as a percentage of base salary) under the LTI Program for each eligible named executive officer and established that each executive’s total bonus opportunity would be based upon the achievement of certain performance metrics. The following table sets forth the target bonus opportunities for each participating named executive officer (expressed as a percentage of base salary):

Name	Target LTI Program Award (as a % of base salary)
John S. Gulas	60%
Carl D. Culp	45%
Mark L. Graham	40%
Kevin J. Helmick	40%
Brian E. Jackson	25%

In conjunction with establishing the target bonus opportunity for each named executive officer, the Compensation Committee selected performance metrics for evaluating corporate performance during the Performance Period, along with the respective weighting for each metric. In selecting performance metrics for 2011, the Compensation Committee sought to establish corporate performance metrics that focused the named executive officers on the key drivers of shareholder value and emphasized long-term financial performance, with an emphasis on overall safety and soundness. In light of such objectives, the Compensation Committee established the following corporate performance metrics and weightings for the LTI Program in 2011: (i) return on assets (30%); (ii) net interest margin (30%); and (iii) Texas ratio (40%).

For purpose of evaluating corporate performance under the LTI Program, the Compensation Committee determined to evaluate our performance during the Performance Period relative to a select group of similarly situated financial institutions. Specifically, at the end of the Performance Period, we will evaluate our performance in each of the corporate performance metrics relative to the following group of peer companies:

• Bryn Mawr Bank Corporation	• LCNB Corporation
• City Holding Company	• Ohio Valley Banc. Corp.
• CNB Financial Corporation	• Orrstown Financial Services Inc.
• First Financial Corporation	• Peoples Bancorp Inc.
• German American Bancorp, Inc.	• Premier Financial Bancorp, Inc.
• Horizon Bancorp	• S.Y. Bancorp, Inc.
• Lakeland Financial Corporation	• Univest Corporation of Pennsylvania

At the end of the Performance Period, we will evaluate its performance relative to each of the established metrics against the established peer group. If our performance falls below the 25th percentile for any metric, no payout will be received for such metric. If our performance is at the 25th percentile for any metric, a threshold payout of 50% will be paid with respect to such metric. If our performance is at the 50th percentile for any metric, a target payout of 100% will be paid with respect to such metric. Finally, if our performance is at the 75th percentile, a maximum payout of 150% will be paid with respect to such metric. For performance falling within each of the percentile ranges, payouts will be paid on an interpolated basis. The threshold, target and maximum award payouts that may be received by each of our named executive officers upon completion of the Performance Period in 2014 is reported in the Grants of Plan-Based Awards table located on page 34 of this proxy statement.

401(k) Contributions

In May 1996, we adopted a 401(k) Profit Sharing Retirement Savings Plan (the “401(k) Plan”). All employees of us and Farmers Bank who have completed at least one year of service and meet certain other eligibility requirements are eligible to participate in the 401(k) Plan. Under the terms of the 401(k) Plan, employees may voluntarily defer a portion of their annual compensation, subject to applicable federal restrictions and deferral limitations. Under the 401(k) Plan, Farmers Bank matches a percentage of each participant’s voluntary contributions up to 6% of gross wages. In addition, at the discretion of the Board of Directors, Farmers Bank may make an additional profit sharing contribution to the 401(k) Plan. During 2011, Farmers Bank provided 401(k) matching contributions for each of the named executive officers; however, we did not elect to make any additional profit sharing contribution in 2011.

Perquisites and Other Compensation

Executive officers also participate in broad-based employee benefit plans, such as medical, dental, supplemental disability, retiree health insurance and term life insurance programs. Except for country club memberships provided by Farmers Bank to the named executive officers, executive officers did not receive any perquisites or personal benefits in 2011 that are not available to all employees.

Employment Agreements

The Compensation Committee carefully considers the use and conditions of any employment agreements. The Compensation Committee recognizes that employment agreements containing severance and change-in-control arrangements are often appropriate to attract prospective executives who forego significant compensation and opportunities at the companies they are leaving, or who face relocation expenses in order to accept employment. Generally, executives are not willing to accept such risks and costs without protection in the event that their employment with us is terminated due to unanticipated changes, including a change-in-control.

On December 30, 2011 and January 4, 2012, Farmers Bank entered into amended and restated employment agreements (collectively, the “Amended Employment Agreements”) with each of Messrs. Gulas, Culp, Graham and Helmick, which amended, restated and superseded all other prior employment agreements between the Farmers Bank and such named executive officers. The material provisions of the Amended Employment Agreements are discussed under the caption “Employment Agreements” beginning on page 35 of this proxy statement. In particular, the Amended Employment Agreements made certain non-material amendments relative to compliance with Section 409A of the Internal Revenue Code of 1986, as amended, to the prior employment agreements in place with such named executive officers.

Overall, the Compensation Committee believes that the Amended Employment Agreements help protect shareholder interests by assuring that Famers will have the continued dedication, undivided loyalty and objective advice from key executives even in the event of a proposed transaction, or the threat of a transaction, which could result in a change-in-control. That is, the Amended Employment Agreements provide certain protections in the event of a change-in-control event, but only provide payments to an executive if their employment is terminated as a result of (or within a specified period after) a change-in-control (i.e., a double trigger). The Compensation Committee does not believe that executives should receive additional compensation merely as a result of a change-in-control and believes that our employment agreements provide our executive officers with adequate protection to ensure that change-in-control offers will be evaluated in the best interests of shareholders without fear that a transaction could eliminate their job without compensation. The Compensation Committee recognizes, however, that these employment agreements may tend to discourage a takeover attempt as a change-in-control could trigger increased compensation expense.

Change-In-Control Arrangements

In addition to the use of these employment agreements, Farmers Bank has entered into change-in-control agreements with certain key executive personnel who currently do not have employment agreements with us.

Like the change-in-control provisions utilized in our employment agreements, all of our separate change-in-control agreements provide payments to covered employees only if his or her employment is materially altered (i.e., employment is terminated or a material demotion occurs) as a result of a change-in-control. The Compensation Committee believes that such agreements help to mitigate the fear of job loss associated with potential change-in-control transactions and allow our key executive personnel to evaluate such offers in an appropriate fashion.

Retirement Agreement with Frank L. Paden

On June 28, 2011, we and Farmers Bank entered into a retirement agreement with Frank L. Paden (the “Paden Retirement Agreement”), which became effective June 29, 2011, in connection with his retirement from the positions of Executive Chairman and Secretary. Under the terms of the Paden Retirement Agreement, Mr. Paden remained employed by us and Farmers Bank, pursuant to the terms of his then effective employment agreement, dated December 23, 2008, until September 30, 2011, at which time Mr. Paden voluntarily retired and terminate his employment. The material provisions of the Paden Retirement Agreement are discussed under the caption “Retirement Agreement with Frank L. Paden” beginning on page 38 of this proxy statement.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit on the tax deduction for compensation exceeding $1.0 million paid to the chief executive officer and the four most highly compensated executive officers of a corporation in a taxable year, but performance-based compensation such as stock-option compensation and performance-based cash bonuses are generally exempt from the $1.0 million limit if awarded under a stockholder-approved plan. We expect that all of the compensation paid in 2011 and in 2012 to its named executive officers is and will be deductible. The Board of Directors and the Compensation Committee could, however, award non-deductible compensation as they deem appropriate. Moreover, because of ambiguities in the application and interpretation of section 162(m) and the regulations issued under Section 162(m), there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) actually will be deductible.

Oversight and Risk Management of Compensation Programs

The Compensation Committee oversees the implementation and enforcement of our policies, procedures and practices related to its various compensation programs as part of its duties. This is designed to monitor our compensation policies to ensure that the compensation packages offered to its employees and executive officers do not present such individuals with the potential to engage in excessive or inappropriate risk taking activities. In addition, the Risk Management Committee works with the Compensation Committee in order to monitor our compensation policies, procedures and practices, as part of its duties to monitor enterprise-wide risk.

The Compensation and Risk Management Committees believe that our current compensation structure for employees and executive officers does not encourage unnecessary or excessive risk taking to the extent that it would reasonably likely lead to a material adverse effect. It is the opinion of the Compensation and Risk Management Committees that our current compensation programs appropriately balance risk and the desire to focus on the short-term and the long-term goals and does not encourage unnecessary or excessive risk taking.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, none of the members of the Compensation Committee was an officer or employee of us or any of our subsidiaries or formerly an officer of us or any of our subsidiaries. None of such directors had any business or financial relationship with us requiring disclosure in this proxy statement.

THE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with Farmers’ management. Based upon this review and discussion, the Compensation Committee recommends to the Board of Directors that this Compensation Discussion and Analysis be included in Farmers’ proxy statement and Annual Report on Form 10-K.

Compensation Committee:

Anne Frederick Crawford, Chair

Lance J. Ciroli

David Z. Paull

Ronald V. Wertz

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning the compensation paid or accrued by Farmers and its subsidiaries to or on behalf of its named executive officers. The table shows the compensation attributable to the Company’s named executive officers during 2011.

Summary Compensation Table

Name and Principal Position	Year	Salary($)(1)	Stock Awards($)	Non-Equity Incentive Plan Compensation($)(2)	401(k) Contributions($)(3)	All Other Compensation($)		Total($)
John S. Gulas	2011	$275,603	$0	$108,288	$7,350	$7,090	(4)	$398,331
President and Chief Executive Officer	2010	$258,750	$0	$76,979	$6,831	$146,284		$488,844
	2009	$204,167	$1,633	$38,973	$4,830	$1,546		$251,149

Carl D. Culp	2011	$166,206	$0	$65,519	$6,423	$1,831	(4)	$239,979
Executive Vice President and Chief Financial Officer	2010	$162,000	$0	$48,195	$5,282	$1,882		$217,359
	2009	$140,800	$0	$13,375	$4,941	$558		$159,674

Mark L. Graham	2011	$137,488	$0	$41,223	$4,491	$7,968	(4)	$191,170
Executive Vice President and Chief Credit Officer	2010	$121,243	$0	$11,160	$5,198	$4,995		$142,596
	2009	$117,861	$0	$46,800	$3,659	$904		$169,224

Kevin J. Helmick	2011	$141,422	$0	$0	$6,130	$5,263	(4)	$213,345
Executive Vice President, Retail Services	2010	$167,481	$0	$0	$4,542	$5,039		$177,062
	2009	$132,806	$0	$0	$3,303	$420		$136,529

Brian E. Jackson	2011	$110,580	$0	$33,394	$2,207	$376	(4)	$146,557
Senior Vice President and Chief Information Officer of Farmers Bank

Frank L. Paden	2011	$187,950	$0	$0	$5,638	$30,890	(5)	$224,568
Former Executive Chairman of the Board and Secretary	2010	$250,600	$0	$52,626	$6,654	$5,220		$315,100
	2009	$250,600	$0	$18,200	$6,640	$7,499		$282,939

(1)	Pursuant to the terms of his employment contract, Mr. Helmick’s annual salary is comprised of a base salary and a monthly commission which is based on the amount of production generated from the Farmers National Investments (“Farmers Investments”) division of Farmers Bank. Mr. Helmick is paid a commission of 5% on all Farmers Investments gross monthly revenue up to $48,000, and a commission of 7.5% on all Farmers Investments gross monthly revenue which exceeds $48,000. Based upon the results of Farmers National Investments, Mr. Helmick received a commission of $55,272 in 2011.
(2)	The non-equity incentive plan compensation includes amounts earned under the Annual Incentive Plan, as a result of achieving the goals specified for the designated year.
(3)	See page 31 of the “Compensation Discussion and Analysis” for additional information regarding the Company’s 401(k) Plan and matching contributions.
(4)	For each executive, amounts consist of the cost of group term life insurance and country club dues.
(5)	For Mr. Paden, amount includes the payment of $25,000, which reflects the first three monthly installment payments under the Paden Retirement Agreement. Amount also includes the cost of group term life insurance and country club dues.

Grants of Plan Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date		Threshold($)	Target($)	Maximum($)
John S. Gulas	06/21/2011	(1)	$15,749	$98,434	$—
	06/28/2011	(2)	$35,187	$234,577	$351,865
Carl D. Culp	06/21/2011	(1)	$7,025	$58,538	$—
	06/28/2011	(2)	$15,694	$104,625	$156,937
Mark L. Graham	06/21/2011	(1)	$5,996	$49,967	$54,964
	06/28/2011	(2)	$10,679	$71,195	$106,792
Kevin J. Helmick	06/28/2011	(2)	$12,300	$82,000	$123,000
Brian E. Jackson	06/21/2011	(1)	$4,428	$36,900	$40,590
	06/28/2011	(2)	$5,864	$39,099	$58,648

(1)	Reflects possible award payouts under the Annual Incentive Plan. For a further discussion of the Annual Incentive Plan and payouts to participants in such plan, see page 27 of this proxy statement.

(2)	Row reflects potential award payouts under the LTI Program in 2014. For a complete discussion of the LTI Program and the potential award payouts available thereunder, see page 29 of this proxy statement.

2011 Named Executive Officer Compensation Components

The primary elements of each executive officer’s total compensation reported in the Summary Compensation Table are the executive officer’s base salary and annual incentive bonus. Each executive officer also received other benefits as listed in the “All Other Compensation” column. Each of the executive officers is under an employment agreement, as described in the section entitled “Employment Agreements” below.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(#)		Option Exercise Price ($)	Option Expiration Date
John S. Gulas	3,000	2,000	(1)	6.50	07/22/2018

(1)	Award of stock options, one half of which vest on each of July 22, 2012 and 2013.

Pension Benefits

Name	Plan Name	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)
Frank L. Paden	Executive Deferred	$83,592	$0
	Compensation Arrangement

(1)	Present Value of Accumulated Benefit is determined using a 6% discount rate.

Executive Deferred Compensation Arrangement with Mr. Paden

In 2005, Farmers Bank entered into a deferred compensation agreement with Mr. Paden, dated January 1, 2005 (the “Deferred Compensation Agreement”). Under the terms of the Deferred Compensation Agreement, upon his retirement on September 30, 2011, Mr. Paden became entitled to receive monthly payments of $656.47 per month for 204 months beginning on October 1, 2011. In the event that any payments remain payable to Mr. Paden at the time of his death, the remaining payments will be discounted to present value (at the rate of 6% compounded annually) and paid to his surviving spouse in a lump sum. If there is no surviving spouse, the lump sum payment will be made to the estate of Mr. Paden. The Deferred Compensation Agreement also provides that Mr. Paden will be available to perform consulting services for Farmers Bank during the period in which he is receiving payments, and prohibits him from entering into competition with Farmers Bank for a specified period.

Employment Agreements

Farmers, through Farmers Bank, has entered into employment agreements with each of the named executive officers (excluding Mr. Jackson), the material terms of which are discussed below.

Amended and Restated Employment Agreement with John S. Gulas

On December 30, 2011, Farmers Bank entered into an Amended Employment Agreement with Mr. Gulas (the “Gulas Agreement”) in order to continue his employment as the President and Chief Executive Officer of

Farmers Bank. The term of the Gulas Agreement commenced on January 31, 2009 and is scheduled to be extended for a renewal term of 36 months ending on January 30, 2015, unless earlier terminated in accordance with the terms of the Gulas Agreement. The term of the Gulas Agreement shall automatically be renewed in 36-month increments, unless written notice of termination is provided by either party at least 90 days prior to the expiration of the then current term. Under the Gulas Agreement, Mr. Gulas is entitled to an annual base salary of $281,239.92, which will be reviewed on an annual basis consistent with normal compensation review practices for executive employees. Mr. Gulas is also eligible to participate in Farmers Bank’s annual cash incentive program and is eligible to receive equity awards. While employed by Farmers Bank, Mr. Gulas will be eligible to participate in all benefit plans (including, without limitation, medical and dental plans, disability and life insurance and 401(k) plan) maintained by Farmers Bank, according to the same terms and conditions as all other executive employees of Farmers Bank.

Under the Gulas Agreement, if Mr. Gulas’ employment is terminated by Farmers Bank “Without Cause,” by Mr. Gulas for “Good Reason” or due to a “Change in Control” (as such terms are defined in the Gulas Agreement), Mr. Gulas shall be entitled to receive: (i) a lump sum payment equal to unused vacation time; (ii) 72 bi-monthly severance payments, each of which shall be equal to the greater of $11,718.33 or 1/24 of Mr. Gulas’ highest annual salary in effect within the 12 months prior to his termination, less appropriate withholdings; and (iii) a pro-rata participation in the annual cash incentive program then in effect. If Mr. Gulas is terminated “For Cause,” he voluntarily terminates “Without Cause” or he is terminated due to “Disability” or “Death” (as such terms are defined in the Gulas Agreement), Mr. Gulas shall not be entitled to severance payments. However, if Mr. Gulas is terminated for Death or Disability, the Gulas Agreement provides that Mr. Gulas or his estate shall be entitled to receive a lump sum payment for unused vacation time and pro-rata participation in the aforementioned incentive program. The Gulas Agreement also contains customary provisions regarding post-employment competition and anti-solicitation, vacation, insurance, indemnification and expense reimbursements.

Amended and Restated Employment Agreement with Carl D. Culp

On January 4, 2012, Farmers Bank entered into an Amended Employment Agreement with Mr. Culp (the “Culp Agreement”) in order to continue his employment as Executive Vice President and Chief Financial Officer of Farmers Bank. The term of the Culp Agreement commenced on October 1, 2008 and was most recently extended for a renewal term of 36 months ending on September 30, 2014, unless earlier terminated in accordance with the terms of the Culp Agreement. The term of the Culp Agreement shall automatically be renewed in 36-month increments, unless written notice of termination is provided by either party at least 90 days prior to the expiration of the then current term. Under the Culp Agreement, Mr. Culp is entitled to an annual base salary of $167,250.00, which will be reviewed on an annual basis consistent with normal compensation review practices for executive employees. Mr. Culp is also eligible to participate in Farmers Bank’s annual cash incentive program and is eligible to receive equity awards. While employed by Farmers Bank, Mr. Culp will be eligible to participate in all benefit plans (including, without limitation, medical and dental plans, disability and life insurance and 401(k) plan) maintained by Farmers Bank, according to the same terms and conditions as all other executive employees of Farmers Bank.

Under the Culp Agreement, if Mr. Culp’s employment is terminated by the Company “Without Cause,” by Mr. Culp for “Good Reason” or due to a “Change in Control” (as such terms are defined in the Culp Agreement), Mr. Culp shall be entitled to receive: (i) a lump sum payment equal to unused vacation time; (ii) 72 bi-monthly severance payments, each of which shall be equal to the greater of $6,968.75 or 1/24 of Mr. Culp’s highest annual salary in effect within the 12 months prior to his termination, less appropriate withholdings; and (iii) pro-rata participation in the annual incentive program then in effect. If Mr. Culp is terminated “For Cause,” he voluntarily terminates “Without Cause” or he is terminated due to “Disability” or “Death” (as such terms are defined in the Culp Agreement), Mr. Culp shall not be entitled to severance payments. However, if Mr. Culp is terminated for Death or Disability, Mr. Culp or his estate shall be entitled to receive a lump sum payment for unused vacation time and pro-rata participation in the aforementioned incentive program. The Culp Agreement also contains customary provisions regarding post-employment competition and anti-solicitation, vacation, insurance, indemnification and expense reimbursements.

Amended and Restated Employment Agreement with Mark L. Graham

On January 4, 2012, Farmers Bank entered into an Amended Employment Agreement with Mr. Graham (the “Graham Agreement”) in order to continue his employment as Senior Vice President and Chief Credit Officer of Farmers Bank. The term of the Graham Agreement commenced on October 1, 2008 and was most recently extended for a renewal term of 36 months ending on September 30, 2014, unless earlier terminated in accordance with the terms of the Graham Agreement. The term of the Graham Agreement shall automatically be renewed in 36-month increments, unless written notice of termination is provided by either party at least 90 days prior to the expiration of the then current term. Under the Graham Agreement, Mr. Graham is entitled to an annual base salary of $142,764.48, which will be reviewed on an annual basis consistent with normal compensation review practices for executive employees. Mr. Graham is also eligible to participate in Farmers Bank’s annual cash incentive program and is eligible to receive equity awards. While employed by Farmers Bank, Mr. Graham will be eligible to participate in all benefit plans (including, without limitation, medical and dental plans, disability and life insurance and 401(k) plan) maintained by Farmers Bank, according to the same terms and conditions as all other executive employees of Farmers Bank.

Under the Graham Agreement, if Mr. Graham’s employment is terminated by the Company “Without Cause,” by Mr. Graham for “Good Reason” or due to a “Change in Control” (as such terms are defined in the Graham Agreement), Mr. Graham shall be entitled to receive: (i) a lump sum payment equal to unused vacation time; (ii) 72 bi-monthly severance payments, each of which shall be equal to the greater of $5,948.52 or 1/24 of Mr. Graham’s highest annual salary in effect within the 12 months prior to his termination, less appropriate withholdings; and (iii) pro-rata participation in the annual incentive program then in effect. If Mr. Graham is terminated “For Cause,” he voluntarily terminates “Without Cause” or he is terminated due to “Disability” or “Death” (as such terms are defined in the Graham Agreement), Mr. Graham shall not be entitled to severance payments. However, if Mr. Graham is terminated for Death or Disability, Mr. Graham or his estate shall be entitled to receive a lump sum payment for unused vacation time and pro-rata participation in the aforementioned incentive program. The Graham Agreement also contains customary provisions regarding post-employment competition and anti-solicitation, vacation, insurance, indemnification and expense reimbursements.

Amended and Restated Employment Agreement with Kevin J. Helmick

On January 4, 2012, Farmers Bank entered into an Amended Employment Agreement with Mr. Helmick (the “Helmick Agreement”) in order to continue his employment as Senior Vice President of Retail and Wealth Management of Farmers Bank. The term of the Helmick Agreement commenced on October 1, 2008 and was most recently extended for a renewal term of 36 months ending on September 30, 2014, unless earlier terminated in accordance with the terms of the Helmick Agreement. The term of the Helmick Agreement shall automatically be renewed in 36-month increments, unless written notice of termination is provided by either party at least 90 days prior to the expiration of the then current term. Under the Helmick Agreement, Mr. Helmick is entitled to an annual base salary of $137,211.84, which will be reviewed on an annual basis consistent with normal compensation review practices for executive employees. In addition, Mr. Helmick is also eligible to be paid a monthly commission between five percent and seven and one-half percent of gross monthly revenue generated from Farmers Bank’s Farmers National Investments division on certain financial services products. Mr. Helmick is also eligible to participate in Farmers Bank’s annual cash incentive program and is eligible to receive equity awards. While employed by Farmers Bank, Mr. Helmick will be eligible to participate in all benefit plans (including, without limitation, medical and dental plans, disability and life insurance and 401(k) plan) maintained by Farmers Bank, according to the same terms and conditions as all other executive employees of Farmers Bank.

Under the Helmick Agreement, if Mr. Helmick’s employment is terminated by the Company “Without Cause,” by Mr. Helmick for “Good Reason” or due to a “Change in Control” (as such terms are defined in the Helmick Agreement), Mr. Helmick shall be entitled to receive: (i) a lump sum payment equal to unused vacation time; (ii) 72 bi-monthly severance payments equal to 1/24 of Mr. Helmick’s annualized W-2 income at the time of his termination, less appropriate withholdings; and (iii) pro-rata participation in the annual incentive program then in effect. If Mr. Helmick is terminated “For Cause,” he voluntarily terminates “Without Cause” or he is terminated due to “Disability” or “Death” (as such terms are defined in the Helmick Agreement), Mr. Helmick shall not be entitled to severance payments. However, if Mr. Helmick is terminated for Death or Disability, Mr. Helmick or his estate shall be entitled to receive a lump sum payment for unused vacation time and pro-rata participation in the aforementioned incentive program. The Helmick Agreement also contains customary provisions regarding post-employment competition and anti-solicitation, vacation, insurance, indemnification and expense reimbursements.

Change in Control Agreement with Brian E. Jackson

On March 22, 2010, Farmers Bank entered into a change in control, non-compete, non-solicitation and confidentiality agreement with Brian E. Jackson (the “Jackson Agreement”). The Jackson Agreement is structured as a double-trigger agreement and provides that in the event a Change in Control occurs (as such term is defined in the Jackson Agreement) and Mr. Jackson is terminated or is demoted to a position not substantially similar to Chief Information Officer of Farmers Bank, Mr. Jackson will be entitled to receive: (i) a lump sum payment payable within 30 days equal to any unused vacation time; (ii) 24 bi-monthly severance installment payments equal to the greater of (1) $3,875 each or (2) 1/24th of Mr. Jackson’s highest annual salary in effect within the preceding 12 months, less appropriate withholdings; and (iii) an additional amount equal to one-half of the sum of the performance bonuses awarded to Mr. Jackson during the preceding two years, less appropriate withholding.

Pursuant to the non-competition and non-solicitation provisions of the Jackson Agreement, in the event that Mr. Jackson becomes entitled to receive compensation, then for a period of one year Mr. Jackson shall not directly or indirectly: (i) engage in, become financially interested in, become employed by, render any consulting or business advice with respect to, or have any other connection with, any person or business entity engaged in the same business as Farmers Bank in any county where Farmers Bank maintains a presence; or (ii) solicit business from any customers, clients or business patrons of Farmers Bank. Additionally, in the event that Mr. Jackson becomes entitled to receive compensation, then for a period of two years Mr. Jackson shall not directly or indirectly employ or attempt to employ or solicit for employment any other individual who is employed by Farmers Bank.

Retirement Agreement with Frank L. Paden

On June 28, 2011, Farmers and Farmers Bank entered into the Paden Retirement Agreement, which became effective June 29, 2011, in connection with his retirement from the positions of Executive Chairman and Secretary of Farmers. Under the terms of the Paden Retirement Agreement, Mr. Paden remained employed by Farmers and Farmers Bank, pursuant to the terms of his then effective employment agreement, dated December 23, 2008 until September 30, 2011, at which time Mr. Paden voluntarily retired and terminated his employment. On September 30, 2011, Mr. Paden became entitled to receive a payment of $150,000, less all withholding deductions for applicable federal, state and local income and employment taxes, which shall be paid in 18 equal monthly installments. In conjunction with Mr. Paden’s retirement, Farmers Bank also agreed to amend the eligibility provisions of its retiree medical plans so that Mr. Paden would be eligible to participate in the retirement hospitalization insurance that Farmers Bank maintains for its retirees; although, Mr. Paden will be responsible for his portion of the monthly premium consistent with other retiree insurance participants. Finally, Mr. Paden continued to be eligible to receive benefits under his Deferred Compensation Agreement, pursuant to which Mr. Paden will receive the amount of $656.47 per month for 204 months beginning on October 1, 2011.

Under the Retirement Agreement, Mr. Paden agreed that he would continue to comply with the restrictive covenants of non-competition and non-solicitation contained in his employment agreement and in the Deferred Compensation Agreement; provided, however, that Farmers and Mr. Paden agreed to shorten the non-competition restrictions contained in the Deferred Compensation Agreement to a period of 18 months from September 30, 2011.

Potential Payments Upon Termination or Change in Control

The table below sets forth a summary of the potential amounts payable to each named executive officer, under various termination scenarios, including those provided pursuant to the terms of the employment agreements described in the section titled “Employment Agreements” beginning on page 35 of this proxy statement. The figures in the table are based on an assumed termination occurring on December 31, 2011. Since Mr. Paden’s employment with the Company ended effective September 30, 2011, a termination analysis for him is not provided.

	Severance Benefit as December 31, 2011
Name	Voluntary Termination Without Good Reason or Involuntary Termination for Cause(1)	Involuntary Termination Without Cause or Voluntary for Good Reason(2)	Disability or Death(3)	Voluntary Termination as a Result of a Demotion after a Change in Control(2)
John S. Gulas(4)	$0	$843,734	$0	$843,734
Carl D. Culp	$0	$501,730	$0	$501,750
Mark L. Graham	$0	$428,293	$0	$428,293
Kevin J. Helmick	$0	$588,467	$0	$558,467
Brian E. Jackson	$0	$0	$0	$150,622

(1)	Pursuant to the terms of each named executive officer’s employment agreement, executives do not receive any benefits as a result of voluntary termination without “Good Reason” or involuntary termination by Farmers Bank with “Cause.” Each of the employment agreements provide that the term “Good Reason” is defined to mean an adverse change in the executive’s employment arrangement, such as: (i) a material diminution of the executive’s duties or responsibilities; (ii) a reduction in base salary of more than 20%; (iii) a change in work location increasing the executive’s commute by 50 miles or more, or (iv) a material breach by Farmers Bank of the executive’s employment agreement.
(2)

The severance benefit for each of the named executive officers, other than Messrs. Helmick and Jackson, is continuation for three years of the executive’s highest salary at or within 12 months before termination, or if higher, the salary stated in the executive’s respective employment agreement. For Mr. Helmick, his employment agreement provides for a salary continuation benefit of three years of his taxable compensation at the time of termination, which includes not only Mr. Helmick’s salary but also any commissions, bonus, incentive compensation, or other W-2 reportable compensation. Each of the employment agreements also provides that the named executive officers would be entitled to a lump-sum payment for the value of unused vacation time, along with a payment for the portion of the annual incentive benefit earned by the executive before termination. For Mr. Jackson, his change in control agreement provides that he is entitled to receive: (i) a lump sum payment payable within 30 days equal to any unused vacation time; (ii) 24 bi-monthly severance installment payments equal to the greater of (1) $3,875 each or (2) 1/24th of Mr. Jackson’s highest annual salary in effect within the preceding 12 months; and (iii) an additional amount equal to one-half of the sum of the performance bonuses awarded to Mr. Jackson during the preceding two years. Because termination is assumed for purposes of the table to have occurred on December 31, 2011, there would be no partial-year annual incentive benefit payable to Messrs. Gulas, Culp, Graham and Helmick. Instead the annual incentive benefit payable to such executives had their employment terminated on December 31, 2011 is the annual incentive benefit included in the Summary Compensation Table. The table likewise assumes that the executives would receive no benefit for the value of unused vacation time, as termination is deemed to occur at December 31, 2011 and unused vacation time cannot be carried over from one year to the next.

(3)

The named executive officers’ employment agreements generally provide no benefit for termination occurring as the result of “Death” or “Disability” (as such terms are defined), except that the named executive officer or his estate would be entitled to a lump-sum payment for the value of unused vacation time and a payment for the portion of the annual incentive benefit earned by the executive before termination. However, because termination is assumed for purposes of the table to have occurred on December 31, 2011, there would be no partial-year annual incentive benefit payable to the named executive officers. Instead the annual incentive benefit payable to each named executive officer had their employment terminated on December 31, 2011 is the annual incentive benefit included in the Summary Compensation Table. The table likewise assumes that the executives would receive no benefit for the value of unused vacation time, as unused vacation time cannot be carried over from one year to the next.

(4) Unvested, unexercisable stock options granted under the 1999 Stock Option Plan become fully vested and exercisable when a merger or asset sale occurs, unless the acquiring entity assumes the obligations of the outstanding options. Of the named executive officers, Mr. Gulas is the only one who held unvested stock options on December 31, 2011. On July 22, 2008, Mr. Gulas was granted options to acquire 5,000 common shares, which vest in five equal installments on the first five anniversaries of the award grant date. Accordingly, options to acquire 3,000 shares were vested and exercisable as of December 31, 2011 and options to acquire the remaining 2,000 shares were unvested and unexercisable on that date. The exercise price of the options held by Mr. Gulas is $6.55. As reported on the NASDAQ Capital Market (the “NASDAQ”), the per share closing price of the Company’s common shares on December 30, 2011 was $4.95. Consequently, the per share exercise price of the options held by Mr. Gulas was approximately 75.5% of the per share market price of the common shares on December 31, 2011 and, therefore, the table reflects no value for the accelerated stock option vesting that would have occurred because of a hypothetical December 31, 2011 change in control.

Director Compensation

The following table sets forth compensation information on each of Farmers’ non-employee directors. Directors who are also employees of Farmers receive no additional compensation for their services as a director.

Name	Fees Earned or Paid in Cash($)(1)	Total ($)
Gregory C. Bestic	$20,500	$20,500
Lance J. Ciroli	$34,000	$34,000
Anne Fredrick Crawford	$35,500	$35,500
Joseph D. Lane	$5,000	$5,000
Ralph D. Macali	$29,500	$29,500
David Z. Paull	$34,000	$34,000
Earl R. Scott	$33,000	$33,000
Gregg Strollo	$5,000	$5,000
Ronald V. Wertz	$35,000	$35,000

(1)	Directors received a monthly retainer of $1,000 for serving on the Board of Directors and receive a $500 fee for each committee meeting attended. For Mr. Scott, amount also includes fees earned for services as a director of Farmers Trust Company, which totaled $2,500.

PROPOSAL THREE—ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, Farmers is providing shareholders with the right to vote to approve, on an advisory (nonbinding) basis, the following resolution relative to the compensation of the Company’s named executive officers:

“RESOLVED, that the shareholders approve the compensation of Farmers’ named executive officers, as disclosed pursuant to the compensation disclosure rules of the Commission, including the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement.”

As described in the “Compensation Discussion and Analysis” section of this proxy statement, the Board of Directors believes that Farmers’ compensation policies and procedures are imperative to align the compensation of the Company’s named executive officers with Farmers’ short-term goals and long-term success. The Board of Directors believes that its pay-for-performance philosophy and incentive-based compensation opportunities are designed to be competitive with the opportunities offered by similarly situated financial institutions and that such compensation and incentives are designed to attract, retain and motivate Farmers’ key executives who are directly responsible for the Company’s continued success.

Please read the “Compensation Discussion and Analysis” and “Compensation Tables” sections of this proxy statement, including the related narrative, for additional details about Farmers’ executive compensation philosophy and programs, including information about the fiscal year 2011 compensation of the Company’s named executive officers.

Vote Required and Board of Directors’ Recommendation

This Proposal Three to approve the resolution regarding the compensation of Farmers’ named executive officers requires the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the Annual Meeting. Accordingly, broker non-votes will not be relevant to the outcome. Abstentions will be counted as present and entitled to vote for purposes of Proposal Three and, thus, will have the same effect as a vote against Proposal Three. Because this vote is advisory, it will not be binding on Farmers or the Board of Directors; however, the Board and the Compensation Committee will review the voting results and will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF

THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL FOUR—ADOPTION AND APPROVAL OF THE FARMERS NATIONAL BANC CORP. 2012 EQUITY INCENTIVE PLAN

Background

On February 28, 2012, the Board of Directors adopted the 2012 Incentive Plan, subject to shareholder approval. Farmers is asking its shareholders to approve the 2012 Incentive Plan so that it may utilize equity- and performance-based compensation to achieve the Company’s performance, recruiting, retention and incentive goals. Farmers’ strongly believes that approval of the 2012 Incentive Plan is essential to the Company’s continued success. The Board of Directors and management believe that equity compensation is a valuable tool to attract and retain exceptional personnel, motivate performance and most importantly to help align the interests of Farmers’ executives with the interests of the Company’s shareholders. In addition, the Board of Directors and management believe that equity-based awards are a competitive necessity in the financial services industry, and are essential to recruiting and retaining the individuals needed to successfully execute Farmers’ business plan and continue its strong performance in the future.

Currently, Farmers does not have an equity incentive plan under which it can make equity award grants. Consequently, while the Compensation Committee has the ability to grant short- and long-term cash incentive awards (as reflected by the Annual Incentive Plan and LTI Program), the Compensation Committee is limited in the type of awards it can grant. By approving the 2012 Incentive Plan, the Compensation Committee will have the ability to grant equity-based incentive compensation, in appropriate amounts, in order to promote executive attraction and retention as well as enhance the long-term alignment between Farmers’ executives and the Company shareholders, with the ultimate goal of increasing shareholder value. If the 2012 Incentive Plan is approved, Compensation Committee anticipates there will be a sufficient number of common shares available for issuance under the 2012 Incentive Plan to provide equity-based incentive compensation in appropriate amounts over the next three years.

Highlights of 2012 Incentive Plan

The 2012 Incentive Plan authorizes the granting of awards of restricted stock, stock units and share awards, each of which may also be granted as performance-based awards. Farmers has designed the 2012 Incentive Plan to include a number of provisions that the Company believes promote best practices by reinforcing the alignment between equity compensation arrangements and shareholders’ interests. These provisions do not include the ability to grant stock options or stock appreciation rights, but do include the following:

•	Reasonable Share Authorization. The 500,000 common shares initially authorized for issuance under the 2012 Incentive Plan represent only 2.66% of Farmers outstanding shares as of March 7, 2012.

•

Only “Full Value” Awards Available for Grant. The 2012 Incentive Plan does not permit the granting of stock options or stock appreciation rights, permitting only “full value” awards of restricted stock, stock units and share awards to be granted to participants.

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Administration by Independent Directors. The 2012 Incentive Plan will be administered by the Compensation Committee, whose members satisfy the NASDAQ standards for independence, the disinterested administration requirements of Rule 16b-3 under the Exchange Act and the “outside director” requirements of Section 162(m) of the Code.

•	No Liberal Share Counting. The 2012 Incentive Plan prohibits liberal share counting and does not allow any common shares withheld for the payment of taxes to again be granted as awards.

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“Double Trigger” Change in Control Vesting. The 2012 Incentive Plan provides for “double trigger’ vesting in the event of a change in control, under which the vesting of awards will accelerate only if there is a qualifying termination within 12 months after the change in control, or if the surviving entity does not provide for qualifying replacement awards.

Summary of 2012 Incentive Plan

The principle features of the 2012 Incentive Plan are summarized below. This summary is qualified in its entirety by reference to the complete text of the 2012 Incentive Plan, which is attached to this proxy statement as Appendix A.

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Purpose. The purpose of the 2012 Incentive Plan is to promote Farmers’ long-term financial success and increase shareholder value by motivating performance through equity-based incentive compensation. The 2012 Incentive Plan is also intended to encourage participants to acquire ownership interests in Farmers, to attract and retain talented employees and directors and enable participants to participate in the Company’s long-term growth and financial success.

•

Administration. The 2012 Incentive Plan will be administered by the Compensation Committee, which has full power and authority to: (i) interpret the 2012 Incentive Plan and any award agreement issued thereunder; (ii) establish, amend and rescind any rules and regulations relating to the 2012 Incentive Plan; (iii) select participants; (iv) establish the terms and conditions of any award consistent with the terms and conditions of the 2012 Incentive Plan, including when the award may vest and, if applicable, exercised, the acceleration of any such dates, and the expiration of the award; (v) and make any other determinations that it deems necessary or desirable for the administration of the 2012 Incentive Plan. To the extent permitted by law, the Compensation Committee may delegate any ministerial duties associated with the 2012 Incentive Plan, other than duties that it is required to discharge to comply with applicable law, rules or policies, including, without limitation, the provisions of Section 16 of the Exchange Act and the regulations promulgated thereunder.

•

Eligibility. The Compensation Committee may select any employees of Farmers and its affiliates and any non-employee directors to receive awards under the 2012 Incentive Plan. As of March 7, 2012, there were 8 non-employee directors of Farmers and approximately 315 employees of the Company and its affiliates who are eligible to receive awards under the 2012 Incentive Plan.

Types of Awards

•

Restricted Stock. Restricted stock consists of an award of common shares granted to a participant subject to limitations on transferability and a risk of forfeiture if certain terms and conditions are not met. These terms and conditions may include time- or performance-based restrictions, as determined by the Compensation Committee. Unless otherwise provided in the award agreement, a participant who has been granted restricted stock will have the right to vote the restricted stock during the restriction period and receive dividends (which will be subject to the same limitations as the restricted stock).

•

Stock Units. Stock units consist of the right to receive a specified number of common shares or a cash payment equal to the fair market value of a specified number of common shares granted to a participant, subject to a risk of forfeiture if certain terms and conditions are not met. These terms and conditions may include time- or performance-based restrictions, as determined by the Compensation Committee. A participant who has been granted stock units will have no rights to vote the common shares underlying the stock units, but may be granted dividend equivalent rights (which will be subject to the same limitations as the shares underlying the stock units).

•	Share Awards. Share Awards consist of an award of unrestricted common shares granted to a participant.

•

Performance-Based Awards. Awards of restricted stock and stock units may be granted subject to satisfaction or attainment of performance criteria, which may be applied to individual participants or to groups of participants, and may be based on the results achieved separately or collectively by Farmers, any of its subsidiaries, or by any combination of the Company’s segments, products, divisions, or subsidiaries, and measured on an absolute or cumulative basis or measured relative to selected peer companies or a market index. The performance criteria include: (i) revenue; (ii) net earnings or net income (before or after taxes); (iii) earnings per share; (iv) deposit or asset growth; (v) net operating income; (vi) return measures (including return on assets and equity); (vi) fee income; (vii) earnings before or after taxes, interest, depreciation and/or amortization; (viii) interest spread; (ix) productivity ratios; (x) share price (including, but not limited to, growth measures and total shareholder return); (xi) expense targets; (xii) credit quality; (xiii) efficiency ratio; (xiv) market share; (xv) customer satisfaction; (xvi) asset quality measures; (xvii) net income after cost of capital; (xviii) strategic objectives (including, branding, mergers and acquisitions, succession management, dynamic market response, new product build out, expense reduction initiatives, risk management and regulatory compliance); or (xix) such other measures as the Compensation Committee may select from time to time.

Shares Available for Awards

•

Share Pool. Subject to the adjustments discussed below, the aggregate number of common shares available for the grant of awards under the 2012 Incentive Plan will be 500,000. Common shares issued under the 2012 Incentive Plan may consist of treasury shares, authorized but unissued shares, or shares purchased on the open market.

•

Share Usage. When an award is granted, the number of shares available for issuance under the 2012 Incentive Plan will be reduced by the number of shares subject to such award, although the following shares may be again available for issuance as awards: (i) shares covered by an award that expires or is forfeited, cancelled, surrendered or otherwise terminated without the issuance of shares; (ii) shares covered by an award that is settled in cash or for less than the full number of shares subject to the award; (iii) shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become participants in the 2012 Incentive Plan as the result of a merger, consolidation, acquisition or other corporate transaction involving such company and Farmers or any of its affiliates; and (iv) common shares from awards exercised for or settled in vested and nonforfeitable common shares that are later returned to the Company pursuant to any compensation recoupment policy, provision or agreement. However, common shares withheld for payment of taxes will not again be available for issuance as awards.

•

Adjustments. In the event of any share dividend, share split, recapitalization, merger, reorganization, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or any other change affecting the common shares, the Compensation Committee will make such substitutions and adjustments as it deems equitable and appropriate to the aggregate number of common shares that it may issue under the 2012 Incentive Plan and the number of common shares and other terms or limitations applicable to outstanding awards.

•	Share Price. On March 7, 2012, the closing price of Farmers’ common shares on NASDAQ was $5.75.

Effect of Termination of Employment or Service

•

Death; Disability or Retirement. Except as otherwise specified in the related award agreement, in the event of a participant’s Death, Disability or Retirement (as such terms are defined in the 2012 Incentive Plan), all unvested awards shall vest (and, if the award was a performance-based award, as though the applicable performance criteria were achieved at the “target” level of performance).

•

Termination for Cause. If a participant is terminated for Cause (as such term is defined in the 2012 Incentive Plan), all awards, whether or not vested, shall terminate and be forfeited as of the date of termination.

•

Other Terminations. The Compensation Committee shall determine the extent to which an award shall vest and the extent to which a participant shall have the right to receive settlement of the award on or following the participant’s termination of employment or service for any reason other than due to the participant’s Death, Disability, Retirement or termination for Cause. Such provisions shall be determined in the sole discretion of the Compensation Committee, shall be included in the related award agreement, need not be uniform among all awards granted under the 2012 Incentive Plan and may reflect distinctions based on the reasons for termination.

Change in Control

In the event of a Change in Control (as such term is defined in the 2012 Incentive Plan), the Compensation Committee may take such actions, if any, as it deems necessary or desirable with respect to any outstanding awards, including, without limitation: (i) the acceleration of vesting and/or settlement of an award; (ii) the payment of a cash amount in exchange for the cancellation of an award equal to the value of the consideration to be paid in the Change in Control to holders of the same number of common shares as the number of common shares underlying the award being cancelled (or, if no consideration is paid in the Change in Control, the fair market value of the common shares underlying the award being canceled); and/or (iii) the issuance of substitute awards that substantially preserve the value, rights and benefits of any awards affected by the Change in Control.

Except as otherwise provided in the related award agreement, in the event of a Change in Control, all unvested awards shall vest in full (and, if the award was granted subject to the attainment of performance criteria, as though the performance criteria were achieved at the “target” level of performance) if either: (i) the participant is terminated by Farmers without Cause or voluntarily terminates for Good Reason (as defined in the 2012 Incentive Plan) within 12 months following the Change in Control; or (b) the awards are canceled and the participant is not granted substitute awards that substantially preserve the value, rights and benefits of the awards being canceled.

Other Terms and Conditions

•

Transferability. Except as otherwise provided in a related award agreement, a participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate an award, except by will or the laws of descent and distribution.

•

No Rights as a Shareholder. Except as otherwise provided in the 2012 Incentive Plan or in a related award agreement, a participant will not have any rights as a shareholder with respect to common shares covered by an award unless and until the participant becomes the record holder of such common shares.

•

Effective Date and Term. The 2012 Incentive Plan will become effective upon its approval by the shareholders and, unless earlier terminated, will continue until the tenth anniversary of the date of its approval by the shareholders.

Amendment or Termination

The Board of Directors or Compensation Committee may amend or terminate the 2012 Incentive Plan at any time, except that no amendment or termination may be made without shareholder approval if: (i) the amendment materially increases the benefits accruing to participants; (ii) the amendment materially increases the aggregate number of common shares authorized for grant under the 2012 Incentive Plan; (iii) the amendment materially modifies the eligibility requirements for participation; or (iv) such approval is required by any law, regulation or stock exchange rule.

U.S. Federal Income Tax Consequences

The following is a brief summary of the general U.S. federal income tax consequences relating to participation in the 2012 Incentive Plan. This summary is based on U.S. federal tax laws and regulations in effect on the date of this proxy statement and does not purport to be a complete description of the applicable U.S. federal income tax laws and regulations. In addition, this summary does not constitute tax advice or describe federal employment, state, local or foreign tax consequences.

•

Restricted Stock. Unless a participant makes an election under Section 83(b) of the Code (a “Section 83(b) Election”), the participant generally will not recognize taxable income when restricted stock is granted and Farmers will not receive a deduction at that time. Instead, a participant will recognize ordinary income equal to the fair market value of the common shares that the participant receives when the terms, conditions and restrictions of the restricted stock have been met (i.e., when the underlying common shares are either freely transferable or not subject to a substantial risk of forfeiture), and Farmers’ generally will be entitled to a deduction equal to this amount at the same time.

•

Section 83(b) Election. If a participant makes a Section 83(b) Election, the participant will recognize ordinary income on the grant date equal to the fair market value of the restricted stock on the grant date, and Farmers will be entitled to a deduction equal to this amount at the same time. The participant will not recognize income when (and if) the terms, conditions and restrictions of the restricted stock are met.

•

Stock Units. A participant generally will not recognize taxable income when the stock unit is granted and Farmers will not be entitled to a deduction at such time. Instead, a participant will recognize taxable income equal to the fair market value of shares or cash delivered, in each case, when the stock unit is settled and Farmers generally will be entitled to a deduction equal to this amount at the same time.

•

Share Awards. A participant will recognize ordinary income equal to the fair market value of the common shares subject to a share award on the grant date and Farmers generally will be entitled to a deduction equal to this amount at that time.

•

Sections 280G and 4999 of the Code. Sections 280G and 4999 of the Code impose penalties on “excess parachute payments.” An excess parachute payment occurs when payments are made to a “disqualified individual” (as defined under Section 280G of the Code) in connection with a change in control in an amount equal to or greater than three times the disqualified individual’s taxable compensation averaged over the five calendar years ending before the change in control (or over the entire period of employment if the participant has been employed less than five calendar years). This average is called the “base amount.” The excess parachute payment is the amount by which the payments exceed the participant’s base amount. Excess parachute payments subject the disqualified individual to a 20 percent excise tax. This tax is in addition to other federal, state and local income, wage and employment taxes. Farmers may not deduct the amount of any excess parachute payment. Generally, any payments under the 2012 Incentive Plan that may be subject to the loss of deduction or excise tax imposed by Sections 280G or 4999 of the Code are reduced to the maximum amount that can be paid without resulting in a loss of deduction or the imposition of an excise tax.

New Plan Benefits

No benefits or amounts have been granted, awarded or received under the 2012 Incentive Plan. Because awards under the 2012 Incentive Plan are discretionary, no awards are determinable at this time.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2011 with respect to the common shares issuable under Farmers equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	5,000	$6.55	0
Equity compensation plans not approved by shareholders	—	—	—

Total	5,000	$6.55	0

Vote Required

For the adoption and approval of the 2012 Incentive Plan, the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the Annual Meeting will be required for approval. Broker non-votes will not be counted for the purpose of determining whether Proposal Four has been approved. Abstentions will be counted as present and entitled to vote on the matter for purposes of Proposal Four and, thus, will have the same effect as a vote against Proposal Four.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” APPROVAL OF THE 2012 INCENTIVE PLAN.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management is responsible for Farmers’ internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Farmers’ consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, and the Committee Chair, as representative of the Committee, discusses the interim financial information contained in quarterly earnings announcements with both management and the independent registered public accounting firm prior to public release. The Audit Committee also recommends to the Board of Directors the selection of Farmers’ independent registered public accounting firm and must pre-approve all services provided.

NASDAQ rules require each member of the Audit Committee to be able to read and understand financial statements. The Company believes that each member of the Audit Committee as constituted satisfies this requirement. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm, although each member of the Audit Committee has the authority to engage and determine funding for independent advisors as deemed necessary. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of Farmers’ financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s independent registered public accounting firm is in fact “independent.”

In this context, the Audit Committee met and held discussions with Farmers’ management, who represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the consolidated financial statements with both management and Farmers’ independent registered public accounting firm for the year ended December 31, 2011, Crowe Horwath LLP (“Crowe Horwath”). The Audit Committee also discussed with Crowe Horwath matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications). Crowe Horwath provided to the Audit Committee written disclosures pursuant to Rule 3526 of the Public Company Oversight Board (Communications with Audit Committees Concerning Independence). The Audit Committee has discussed with Crowe Horwath any relationships with or services to Farmers’ or its subsidiaries that may impact the objectivity and independence of Crowe Horwath, and the Audit Committee has satisfied itself as to Crowe Horwath’s independence.

Based upon the Audit Committee’s discussion with management and Crowe Horwath, and the Committee’s review of the representation of management and the report of Crowe Horwath to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2011 be included in Farmers’ Annual Report on Form 10-K filed with the Commission. The Audit Committee also recommended that Crowe Horwath be retained as the Company’s independent registered public accounting firm for the 2012 fiscal year.

The Audit Committee:

Earl R. Scott, Chair

Gregory C. Bestic

Ralph D. Macali

David Z. Paull

PROPOSAL FIVE—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Crowe Horwath to act as the independent registered public accounting firm to examine Famers’ books, records and accounts and those of its subsidiaries for the fiscal year ending December 31, 2012. This appointment is being presented to shareholders for ratification or rejection at the Annual Meeting.

Crowe Horwath was Farmers’ independent registered public accounting firm for the fiscal year ended December 31, 2011, and is considered by the Audit Committee and the Board of Directors to be well qualified. By NASDAQ and Commission rules and regulations, selection of Farmers’ independent registered public accounting firm is the direct responsibility of the Audit Committee. The Board of Directors has determined, however, to seek shareholder ratification of this selection as both a good corporate practice and to provide shareholders an avenue to express their views on this important matter.

The proposal to ratify the appointment of Farmers’ independent registered public accounting firm requires the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Five. Broker non-votes will not be counted for the purpose of determining whether Proposal Five has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Five and thus, will have the same effect as a vote against Proposal Five. If shareholders fail to ratify the appointment, the Audit Committee will seek to understand the reasons for such failure and will take those views into account in this and future appointments of Farmers’ independent registered public accounting firm. Even if the current selection is ratified by shareholders, the Audit Committee reserves the right to terminate the engagement of Crowe Horwath and appoint a different independent accounting firm at any time during the year if the Audit Committee determines that such change would be in the best interests of the Company and its shareholders.

Representatives of Crowe Horwath will be present at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS EACH RECOMMEND A VOTE “FOR” RATIFICATION OF THE SELECTION OF CROWE HORWATH LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE CURRENT YEAR.

Independent Registered Public Accounting Firm Fees

Fees for professional services rendered by Crowe Horwath for fiscal 2011 and 2010 were as follows:

	2011	2010
Audit Fees	$229,000	$212,500
Audit-Related Fees	$3,600	$120,770
Tax Fees	$16,200	$25,400
All Other Fees	$0	$0

Audit Fees consist of fees billed in the last two fiscal years for the audit of Farmers’ annual financial statements, the review of financial statements included in the Company’s quarterly reports on Form 10-Q, statutory and subsidiary audits and services provided in connection with regulatory filings during those two years.

Audit-Related Fees consist of fees billed in the last two fiscal years for accounting consultations and assurance services reasonably related to the audit and review of Farmers’ financial statements. The fees billed in 2011 also include services related to review of Farmers’ Registration Statement on Form S-8 and providing required consents. The fees billed in 2010 also include services related to performing accounting due diligence and providing required consents and comfort letters in connection with a shareholder rights offering during the fiscal year and the audit of the Company’s 401(k) plan.

Tax Fees represent fees for professional services for tax compliance, tax advice and tax planning.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Crowe Horwath and has concluded that it is.

Pre-Approval of Fees

Under applicable Commission rules, the Audit Committee pre-approves the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of the services does not impair the firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Committee. In addition, any proposed services exceeding pre-approved cost levels require specific Audit Committee pre-approval. The Audit Committee also reviews, generally on a quarterly basis, reports summarizing the services provided by the independent registered public accounting firm. All of the services related to Audit-Related Fees, Tax Fees or All Other Fees described above were pre-approved by the Audit Committee. The Audit Committee’s pre-approval policy is contained in the Audit Committee Charter, a current copy of which is available at www.farmersbankgroup.com.

PROPOSAL SIX—APPROVAL OF THE ADJOURNMENT OF THE ANNUAL MEETING, IF

NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES

General

If there are insufficient votes at the time of the Annual Meeting to adopt Proposal Two, the Board of Directors may in its discretion seek to, if necessary or appropriate, adjourn the Annual Meeting to solicit additional proxies. In that event, you will be asked to vote only upon this Proposal Six and not on any other proposals. In this Proposal Six, Farmers is asking its shareholders to authorize the holder of any proxy solicited by the Board of Directors to vote in favor of adjourning the Annual Meeting. If this Proposal Six is approved, the Board of Directors may in its discretion, if necessary or appropriate, adjourn the Annual Meeting, and any adjourned session of the Annual Meeting, to provide additional time to solicit additional proxies in favor of Proposal Two, including the solicitation of proxies from shareholders that have previously voted against such proposals. Among other things, approval of this adjournment proposal could mean that, even if proxies representing a sufficient number of votes against Proposal Two have been received, Farmers could adjourn the Annual Meeting without a vote on the proposals and seek to convince the holders of such common shares to change their votes in favor of Proposal Two.

Pursuant to the provisions of the Regulations, no notice of an adjourned meeting need be given to shareholders if the date, time and place of the adjourned meeting are fixed and announced at the Annual Meeting; provided, however, in the event that the Annual Meeting is adjourned to a date after May 6, 2012, the Board of Directors will be required to fix a new record date for the Annual Meeting and a notice of the adjourned meeting will be given to all shareholders. At the adjourned meeting, Farmers may transact any business which might have been transacted at the original meeting.

Vote Required and Board of Directors’ Recommendation

The proposal to adjourn the Annual Meeting requires the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the Annual Meeting. Accordingly, broker non-votes will not be relevant to the outcome. Abstentions will be counted as present and entitled to vote for purposes of Proposal Six and, thus, will have the same effect as a vote against Proposal Six.

THE BOARD OF DIRECTORS RECOMMENDS

THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT OF THE

ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES,

IN THE EVENT THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE ANNUAL MEETING TO ADOPT PROPOSAL TWO.

INCORPORATION BY REFERENCE

The Audit Committee Report and the Compensation Committee Report in this proxy statement are not deemed filed with the Commission and shall not be deemed incorporated by reference into any prior or future filings made by Farmers under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference.

Kevin J. Helmick

Executive Vice President & Secretary

Canfield, Ohio

March 21, 2012

Appendix A

FARMERS NATIONAL BANC CORP.

2012 EQUITY INCENTIVE PLAN

The purpose of the Plan is to promote the Company’s long-term financial success and increase shareholder value by motivating performance through incentive compensation. The Plan also is intended to encourage Participants to acquire ownership interests in the Company, attract and retain talented employees and directors and enable Participants to participate in the Company’s long-term growth and financial success.

ARTICLE I

DEFINITIONS

When used in the Plan, the following capitalized words, terms and phrases shall have the meanings set forth in this Article I. For purposes of the Plan, the form of any word, term or phrase shall include any and all of its other forms.

1.1  “Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

1.2  “Affiliate” shall mean any entity with whom the Company would be considered a single employer under Section 414(b) or (c) of the Code, but modified as permitted under Treasury Regulations promulgated under any Code section relevant to the purpose for which the definition is applied.

1.3  “Award” shall mean any Restricted Stock, Stock Unit, Performance Based Award or Share Award granted pursuant to the Plan.

1.4  “Award Agreement” shall mean any written or electronic agreement between the Company and a Participant that describes the terms and conditions of an Award. If there is a conflict between the terms of the Plan and the terms of an Award Agreement, the terms of the Plan shall govern.

1.5  “Board” shall mean the Board of Directors of the Company.

1.6  “Cause” shall mean, unless otherwise provided in the related Award Agreement or in any employment agreement between the Participant and the Company or any Affiliate or in any other agreement between the Participant and the Company or any Affiliate (but only within the context of the events contemplated by the employment agreement or other agreement, as applicable), a Participant’s: (a) commission of any intentional, reckless, or grossly negligent act which may result in material injury to the good will, business or business reputation of the Company or any Affiliate; (b) participation in any fraud, dishonesty, theft, conviction of a crime, or unethical business conduct; (c) violation of any written policy, rule, regulation or covenant with respect to non-competition, non-solicitation, non-disparagement, cooperation or otherwise with respect to the Company or any Affiliate; or (d) failure to adequately perform the Participant’s job duties or to follow lawful and ethical directions provided to the Participant, which failure, if amenable to cure, has not been cured in all material respects within 20 days after receiving notice of such failure from the Bank.

1.7  “Change in Control” shall mean, unless otherwise provided in any employment agreement between the Participant and the Company or any Affiliate or in any other agreement between the Participant and the Company or any Affiliate (but only within the context of events contemplated by the employment agreement or other agreement, as applicable), the occurrence of any of the following:

(a)  any person (as defined in Act) becomes a direct or indirect beneficial owner of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)  the merger or consolidation of the Company with another entity, and as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting entity shall be owned in the aggregate by the former shareholders of the Company; or

(c)  during any two consecutive years, individuals who at the beginning of such period constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each director who is not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors at the beginning of the period.

A “change in control” will only be deemed to have occurred if one of the three above-listed scenarios occurs and, as a result thereof, the Participant is not offered a position that is substantially similar to the Participant’s position immediately prior to the transaction, in terms of duties, responsibilities, pay and benefits.

Notwithstanding the foregoing, with respect to the payment, exercise or settlement of any Award that is subject to Section 409A of the Code (and for which no exception applies), a Change in Control shall be deemed not to have occurred unless the events or circumstances constituting a Change in Control also constitute a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

1.8  “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.9  “Committee” shall mean the Compensation Committee of the Board, which will be comprised of at least two (2) directors, each of whom is a “non-employee” director within the meaning of Rule 16b-3 under the Act.

1.10  “Company” shall mean Farmers National Banc Corp., an Ohio corporation, and any successor thereto.

1.11  “Director” shall mean a person who is a member of the Board, excluding any member who is an Employee.

1.12  “Disability” shall mean:

(a)  with respect to an Incentive Stock Option, “disability” as defined in Section 22(e)(3) of the Code;

(b)  with respect to the payment or settlement of any Award that is (or becomes) subject to Section 409A of the Code (and for which no exception applies), (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Participant’s employer, or (iii) the Participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board; and

(c)  with respect to the payment or settlement of any Award not described in subsection (a) or (b) of this definition, a Participant’s inability (established by an independent physician selected by the Committee and reasonably acceptable to the Participant or to the Participant’s legal representative) due to illness, accident or otherwise to perform his or her duties, which is expected to be permanent or for an indefinite duration longer than twelve (12) months.

1.13  “Employee” shall mean any person who is a common law employee of the Company or any Affiliate. A person who is classified as other than a common-law employee but who is subsequently reclassified as a common law employee of the Company or any Affiliate for any reason and on any basis shall be treated as a common law employee only from the date that reclassification occurs and shall not retroactively be reclassified as an Employee for any purpose under the Plan.

1.14  “Fair Market Value” shall mean the value of one Share on any relevant date, determined under the following rules:

(a)  If the Shares are traded on an exchange, the reported “closing price” on the relevant date if it is a trading day, otherwise on the next trading day;

(b)  If the Shares are traded over-the-counter with no reported closing price, the mean between the lowest bid and the highest asked prices on that quotation system on the relevant date if it is a trading day, otherwise on the next trading day; or

(c)  If neither (a) nor (b) applies, (i) with respect to Options, Stock Appreciation Rights and any Award that is subject to Section 409A of the Code, the value as determined by the Committee through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and (ii) with respect to all other Awards, the fair market value as determined by the Committee in good faith.

1.15  “Good Reason” shall mean, unless otherwise specified in the Award Agreement or another agreement between the Participant and the Company or any Affiliate, or in any other agreement between the Participant and the Company or any Affiliate (but only within the context of events contemplated by the employment agreement or other agreement, as applicable), the occurrence of any of the following without the Participant’s consent (provided the Company or Affiliate does not fully cure the effect of such event within 30 days following its receipt of written notice of such event from the Participant: (a) a material diminution in the Participant’s Base Salary; or (b) a material reduction in, or the permanent assignment to, the Participant of duties that are materially inconsistent with the Participant’s position (including, without limitation, the Participant’s status, office and title), authority, duties or responsibilities; or (c) a material change in the geographic location in which the Participant must perform services under this Agreement. Notwithstanding the foregoing, Good Reason shall cease to exist for an event on the 90th day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Employer written notice of such event prior to such date.

1.16  “Participant” shall mean an Employee or Director who is granted an Award under the Plan.

1.17  “Performance-Based Award” shall mean an Award described in Article VIII of the Plan.

1.18  “Performance Criteria” shall mean any of the following: (a) revenue; (b) net earnings or net income (before or after taxes); (c) earnings per share; (d) deposit or asset growth; (e) net operating income; (f) return measures (including return on assets and equity); (g) fee income; (h) earnings before or after taxes, interest, depreciation and/or amortization; (i) interest spread; (j) productivity ratios; (k) share price (including, but not limited to, growth measures and total shareholder return); (l) expense targets; (m) credit quality; (n) efficiency ratio; (o) market share; (p) customer satisfaction; (q) asset quality measures (e.g., Texas Ratio, ALLL etc.); (r) net income after cost of capital (NIACC); (s) strategic objectives (including, branding, mergers and acquisitions, succession management, dynamic market response, new product build out, expense reduction initiatives, risk management and regulatory compliance); or (t) such other measures as the Committee may select from time to time.

1.19  “Plan” shall mean the Farmers National Banc Corp. 2012 Equity Incentive Plan, as set forth herein and as may be amended from time to time.

1.20  “Restricted Stock” shall mean an Award granted pursuant to Article V of the Plan under which a Participant is issued a right to receive a specified number of Shares or a cash payment equal to a specified number of Shares, the settlement of which is subject to specified restrictions on vesting and transferability.

1.21  “Retirement” shall mean, with respect to an Employee, termination after the attainment of age 65, unless another definition is provided in the related Award Agreement.

1.22  “Shares” shall mean the common shares, par value $1.00 per share, of the Company or any security of the Company issued in satisfaction, exchange or in place of these shares.

1.23  “Share Award” shall mean an Award granted pursuant to Section VII of the Plan consisting on an award of unrestricted Shares.

1.24  “Stock Unit” shall mean an Award granted pursuant to Section VI of the Plan through which a Participant is granted the right to receive Shares in the future.

ARTICLE II

SHARES SUBJECT TO THE PLAN

2.1  Number of Shares Available for Awards.    Subject to this Article II, the aggregate number of Shares with respect to which Awards may be granted under the Plan shall be 500,000. The Shares may consist, in whole or in part, of treasury Shares, authorized but unissued Shares not reserved for any other purpose or Shares purchased by the Company or an independent agent in either a private transaction or in the open market. Subject to this Article II, the number of Shares available for issuance under the Plan shall be reduced by one Share for each Share subject to a grant of an Award and any Shares underlying such an Award that become available for future grant under the Plan pursuant to Section 2.2 shall be added back to the Plan in an amount equal to the number of Shares subject to such an Award that become available for future grant under the Plan pursuant to Section 2.2.

2.2  Share Usage.    In addition to the number of Shares provided for in Section 2.1, the following Shares shall be available for Awards under the Plan: (a) Shares covered by an Award that expires or is forfeited, canceled, surrendered or otherwise terminated without the issuance of such Shares; (b) Shares covered by an Award that, by its terms, may be settled only in cash; (c) Shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become Employees or Directors as the result of a merger, consolidation, acquisition or other corporate transaction involving such company and the Company or any of its Affiliates; and (d) any Shares from awards exercised for or settled in vested and nonforfeitable Shares that are later returned to the Company pursuant to any compensation recoupment policy, provision or agreement. Notwithstanding the foregoing, no Shares covered by an Award that are withheld to satisfy any applicable taxes shall again be available for issuance as Awards under this Plan.”

2.3  Adjustments.    In the event of any Share dividend, Share split, recapitalization (including payment of an extraordinary dividend), merger, reorganization, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of Shares or any other change affecting the Shares, the Committee shall make such substitutions and adjustments, if any, as it deems equitable and appropriate to: (a) the aggregate number of Shares that may be issued under the Plan; and (b) the number of Shares and other terms or limitations applicable to outstanding Awards. Notwithstanding the foregoing, an adjustment pursuant to this Section 2.3 shall be made only to the extent such adjustment complies, to the extent applicable, with Section 409A of the Code.

ARTICLE III

ADMINISTRATION

3.1  In General.    The Plan shall be administered by the Committee. The Committee shall have full power and authority to: (a) interpret the Plan and any Award Agreement; (b) establish, amend and rescind any rules and regulations relating to the Plan; (c) select Participants; (d) establish the terms and conditions of any Award consistent with the terms and conditions of the Plan; and (e) make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan shall be made in the Committee’s sole and absolute discretion and shall be final, conclusive and binding on all persons.

3.2  Delegation of Duties.    In its sole discretion, the Committee may delegate any ministerial duties associated with the Plan to any person (including Employees) it deems appropriate; provided, however, that the Committee may not delegate (a) any duties that it is required to discharge to comply with applicable law; (b) its authority to grant Awards to any Participant who is subject to Section 16 of the Act; and (c) its authority under the Company’s equity award granting policy that may be in effect from time to time.

ARTICLE IV

ELIGIBILITY

Any Employee or Director selected by the Committee shall be eligible to be a Participant in the Plan.

ARTICLE V

RESTRICTED STOCK

5.1  Grant of Restricted Stock.    Subject to the terms and conditions of the Plan, Shares of Restricted Stock may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

5.2  Award Agreement.    Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the number of Shares of Restricted Stock, the restricted period(s) applicable to the Shares of Restricted Stock, the conditions upon which the restrictions on the Shares of Restricted Stock will lapse and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

5.3  Terms, Conditions and Restrictions.

(a)  The Committee shall impose such other terms, conditions and/or restrictions on any Shares of Restricted Stock as it may deem advisable, including, without limitation, restrictions based on the achievement of specific performance goals (which may be based on one or more of the Performance Criteria), time-based restrictions or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock.

(b)  To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all terms, conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

(c)  Unless otherwise provided in the related Award Agreement or required by applicable law, the restrictions imposed on Shares of Restricted Stock shall lapse upon the expiration or termination of the applicable restricted period and the satisfaction of any other applicable terms and conditions.

5.4  Rights Associated with Restricted Stock during Restricted Period. During any restricted period applicable to Shares of Restricted Stock:

(a)  Such Shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.

(b)  Unless otherwise provided in the related Award Agreement, (i) the Participant shall be entitled to exercise full voting rights associated with such Shares of Restricted Stock and (ii) the Participant shall be entitled to all dividends and other distributions paid with respect to such Shares of Restricted Stock during the restricted period; provided, however, that receipt of any such dividends or other distributions will be subject to the same terms and conditions as the Shares of Restricted Stock with respect to which they are paid.

ARTICLE VI

STOCK UNITS

6.1  Grant of Stock Units.    Subject to the terms and conditions of the Plan, Participants may be granted Stock Units in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

6.2  Award Agreement.    Each Award of Stock Units shall be evidenced by an Award Agreement that shall specify the number of Shares underlying the Award, the restricted period(s), the conditions upon which the restrictions on the Stock Units will lapse, the time at and form in which the Stock Units will be settled, and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

6.3  Terms, Conditions and Restrictions.    The Committee shall impose such other terms, conditions and/or restrictions on any Award of Stock Units as it may deem advisable, including, without limitation, conditions and/or restrictions based on the achievement of specific performance goals (which may be based on one or more of the Performance Criteria), time-based conditions and/or restrictions or holding requirements or sale conditions and/or restrictions placed on the Shares by the Company upon vesting of such Stock Units.

6.4  Form of Settlement.    An Award of Stock Units may be settled in full Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

6.5  Dividend Equivalents.    Awards of Stock Units may provide the Participant with dividend equivalents, as determined by the Committee in its sole discretion and set forth in the related Award Agreement. In no event will a Participant have any voting rights with respect to the Shares underlying the Stock Units.

ARTICLE VII

SHARE AWARDS

Subject to the terms and conditions of the Plan, Share Awards consisting of unrestricted Shares may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

ARTICLE VIII

PERFORMANCE-BASED AWARDS

8.1  In General.    Notwithstanding anything in the Plan to the contrary, any Award may be granted as a Performance-Based Award. As determined by the Committee in its sole discretion, the grant, vesting and/or settlement of any Performance-Based Award shall be conditioned on the attainment of performance goals based upon one or more Performance Criteria during a performance period established by the Committee. Any such Performance-Based Award must meet the requirements of this Article VIII. Performance Criteria may relate to the individual Participant, the Company, the Company and one or more Affiliate or one or more of their respective divisions or business units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, in each case, as determined by the Committee in its sole discretion.

8.2  Modifying Performance-Based Awards.    Performance goals relating to Performance-Based Awards may be calculated without regard to extraordinary items or adjusted, as the Committee deems equitable, in recognition of unusual or non-recurring events affecting the Company and/or its Affiliates or changes in applicable tax laws or accounting principles.

8.3  Negative Discretion.    In the Committee’s sole discretion, the amount of a Performance-Based Award actually paid to a Participant may be less than the amount otherwise payable based on the satisfaction of the performance goals and other materials terms of the Performance-Based Award.

ARTICLE IX

TERMINATION OF EMPLOYMENT OR SERVICE

9.1  Death; Disability; Retirement.    Unless otherwise specified in the Award Agreement, or as subsequently determined by the Committee (but only to the extent permitted under Section 409A of the Code), a Participant shall vest in all Awards in full (and, if the Award was granted subject to the attainment of Performance Objectives, as though the Performance Objectives were achieved at the “target” level of performance) in the event of a Participant’s death, Disability or Retirement.

9.2  Termination for Cause.    A Participant shall forfeit all Awards whether or not vested in the event that the Participant is terminated for Cause.

9.3  Other Terminations.    The Committee shall determine the extent to which an Award shall vest and the extent to which the Participant shall have the right to receive settlement of the Award on or following the Participant’s termination of employment or services with the Company and/or any of its Affiliates for any reason other than set forth in Sections 9.1 or 9.2. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the related Award Agreement, need not be uniform among all Awards granted under the Plan and may reflect distinctions based on the reasons for termination.

ARTICLE X

CHANGE IN CONTROL

10.1  Rights in the Event of a Change in Control.    The Committee, in its sole discretion, may take such actions, if any, as it deems necessary or desirable with respect to any Award that is outstanding as of the date of the consummation of a Change in Control. Such actions may include, without limitation: (a) the acceleration of the vesting and/or settlement of an Award; (b) the payment of a cash amount in exchange for the cancellation of an Award equal to the value of the consideration to be paid in the Change in Control to holders of the same number of Shares as the number of Shares underlying the Award being cancelled (or, if no consideration is paid in the Change in Control, the Fair Market Value of the Shares underlying the Award being canceled); and/or (c) the issuance of substitute Awards that substantially preserve the value, rights and benefits of any affected Awards. Any action relating to an Award that is subject to Section 409A of the Code shall be consistent with the requirements thereof.

10.2  Effect of Change in Control.    Except as otherwise provided in the related Award Agreement, in the event of a Change in Control, a Participant shall vest in all unvested Awards in full (and, if the Award was granted subject to the attainment of Performance Objectives, as though the Performance Objectives were achieved at the “target” level of performance) if either: (a) the Participant is terminated by the Company without Cause or voluntarily terminates for Good Reason within 12 months following a Change in Control; or (b) the Awards are canceled and the Participant is not granted substitute Awards that substantially preserve the value, rights and benefits of any affected Awards.

10.3  Golden Parachute Limitations.    Except as otherwise provided in any other written agreement between the Company or any Affiliate and a Participant, including any Award Agreement, if the sum of the amounts payable under the Plan and those provided under all other plans, programs or agreements between the Participant and the Company or any Affiliate constitutes a “parachute payment” as defined in Section 280G of the Code, the Company will reduce any payments to the minimum extent necessary to avoid the imposition of an excise tax under Section 4999 of the Code or a loss of deduction under Section 280G of the Code. Any reduction pursuant to this Section 10.3 shall be made in compliance with Section 409A of the Code.

ARTICLE XI

AMENDMENT OR TERMINATION OF THE PLAN

The Board or the Committee may amend or terminate the Plan at any time; provided, however, that no amendment or termination shall be made without the approval of the Company’s stockholders to the extent that (a) the amendment materially increases the benefits accruing to Participants under the Plan, (b) the amendment materially increases the aggregate number of Shares authorized for grant under the Plan (excluding an increase in the number of Shares that may be issued under the Plan as a result of Section 2.3, (c) the amendment materially modifies the requirements as to eligibility for participation in the Plan, or (d) such approval is required by any law, regulation or stock exchange rule.

ARTICLE XII

TRANSFERABILITY

12.1  Awards Not Transferable.    Except as described in Section 12.2 or as provided in a related Award Agreement, an Award may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution Notwithstanding any provision contained in this Article XII, no Award may be transferred by a Participant for value or consideration.

12.2  Beneficiary Designation.    Unless otherwise specifically designated by the Participant in writing, a Participant’s beneficiary under the Plan shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate.

ARTICLE XIII

MISCELLANEOUS

13.1  No Right to Continue Services or to Awards.    The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment or services of a Participant or interfere with or limit the right of the Company or any Affiliate to terminate the services of any Employee or Director at any time. In addition, no Employee or Director shall have any right to be granted any Award, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards and the Committee’s interpretations and determinations with respect thereto need not be the same with respect to each Participant.

13.2  Tax Withholding.

(a)  The Company or an Affiliate, as applicable, shall have the power and the right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to an Award granted under the Plan. This amount may, as determined by the Committee in its sole discretion, be (i) withheld from other amounts due to the Participant, (ii) withheld from the value of any Award being settled or any Shares being transferred in connection with the settlement of an Award or (iii) withheld from the vested portion of any Award (including the Shares transferable thereunder), whether or not being settled at the time the taxable event arises, or (iv) collected directly from the Participant.

(b)  Subject to the approval of the Committee, a Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company or an Affiliate, as applicable, withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction; provided that such Shares would otherwise be distributable to the Participant at the time of the withholding and if such Shares are not otherwise distributable at the time of the withholding, provided that the Participant has a vested right to distribution of such Shares at such time. All such elections shall be irrevocable and made in writing and shall be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

13.3  Requirements of Law.    The grant of Awards and the issuance of Shares shall be subject to all applicable laws, rules and regulations (including applicable federal and state securities laws) and to all required approvals of any governmental agencies or national securities exchange, market or other quotation system. Without limiting the foregoing, the Company shall have no obligation to issue Shares under the Plan prior to (a) receipt of any approvals from any governmental agencies or national securities exchange, market or quotation system that the Committee deems necessary and (b) completion of registration or other qualification of the Shares under any applicable federal or state law or ruling of any governmental agency that the Committee deems necessary.

13.4  Legends.    Certificates for Shares delivered under the Plan may be subject to such stock transfer orders and other restrictions that the Committee deems advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or other recognized market or quotation system upon which the Shares are then listed or traded, or any other applicable federal or state securities law. The Committee may cause a legend or legends to be placed on any certificates issued under the Plan to make appropriate reference to restrictions within the scope of this Section 14.4.

13.5  Uncertificated Shares.    To the extent that the Plan provides for the issuance of certificates to reflect the transfer of Shares, the transfer of Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

13.6  Governing Law.    The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of (other than laws governing conflicts of laws) the State of Ohio, except to the extent that the laws of the state in which the Company is incorporated are mandatorily applicable.

13.7  No Impact on Benefits.    Awards are not compensation for purposes of calculating a Participant’s rights under any employee benefit plan that does not specifically require the inclusion of Awards in calculating benefits.

13.8  Rights as a Shareholder.    Except as otherwise provided in the Plan or in a related Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by an Award unless and until the Participant becomes the record holder of such Shares.

13.9  Successors and Assigns.    The Plan shall be binding on all successors and assigns of the Company and each Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

13.10  Section 409A of the Code.

(a)  Awards granted pursuant to the Plan that are subject to Section 409A of the Code, or that are subject to Section 409A but for which an exception from Section 409A of the Code applies, are intended to comply with or be exempt from Section 409A of the Code and the Treasury Regulations promulgated thereunder, and the Plan shall be interpreted, administered and operated accordingly.

(b)  If a Participant is determined to be a “specified employee” (within the meaning of Section 409A of the Code and as determined under the Company’s policy for determining specified employees), the Participant shall not be entitled to payment or to distribution of any portion of an Award that is subject to Section 409A of the Code (and for which no exception applies) and is payable or distributable on account of the Participant’s “separation from service” (within the meaning of Section 409A of the Code) until the expiration of six (6) months from the date of such separation from service (or, if earlier, the Participant’s death). Such Award, or portion thereof, shall be paid or distributed on the first business day of the seventh month following such separation from service.

(c)  Nothing in the Plan shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant, and none of the Company, its Affiliates, the Board or the Committee shall have any liability with respect to any failure to comply with the requirements of Section 409A of the Code.

13.11  Savings Clause.    In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE XIV

EFFECTIVE DATE AND TERM OF THE PLAN

This Plan shall become effective upon its approval by the Company’s shareholders. No Awards may be granted under the Plan after the tenth anniversary of the date the Plan was approved by the Board. Notwithstanding the foregoing, the termination of the Plan shall not preclude the Company from complying with the terms of Awards outstanding on the date the Plan terminates.

FARMERS NATIONAL BANC CORP. 20 SOUTH BROAD P.O. BOX 555 CANFIELD, OH 44406

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a Vote FOR All Nominees:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐

1. Election of Directors
Nominees
01 Lance J. Ciroli	02 David Z. Paull	03 Anne Frederick Crawford

The Board of Directors recommends a vote FOR Proposals 2, 3, 4, 5 and 6:	For	Against	Abstain

2. To adopt the proposed amendment to Article XIII of the Articles of Incorporation, as amended, to eliminate preemptive rights.	☐	☐	☐

3. To approve the advisory proposal regarding Farmers National Banc Corp.’s executive compensation.	☐	☐	☐

4. To adopt the Farmers National Banc Corp. 2012 Equity Incentive Plan.	☐	☐	☐

5. To ratify the appointment of Crowe Horwath LLP as the independent registered public accounting firm for the year ending December 31, 2012.	☐	☐	☐

6.    To approve the adjournment of the Annual Meeting, if necessary to solicit additional proxies in the event there are not sufficient votes at the time of the Annual Meeting to adopt the amendment proposed in Item 2.

	☐	☐	☐

NOTE: Such other business which is properly brought before said meeting and any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000129179_1..........R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2011 Annual Report to Shareholders with Form 10-K is/are available at www.proxyvote.com .

FARMERS NATIONAL BANC CORP.

ANNUAL MEETING OF SHAREHOLDERS

April 26, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOHN S. GULAS, CARL D. CULP AND KEVIN J. HELMICK, and each of them, proxies with full power of substitution to vote on behalf of the shareholders of Farmers National Banc Corp. on Thursday, April 26, 2012, at 3:30 p.m. Eastern Time, and any adjournment(s) and postponement(s) thereof with all powers that the undersigned would possess personally present with respect to the proposal(s) set forth on the reverse side hereof.

IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, “FOR” THE APPROVAL OF PROPOSALS TWO, THREE, FOUR, FIVE AND SIX. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT FROM FARMERS NATIONAL BANC CORP. PRIOR TO THE EXECUTION OF THIS PROXY OF THE NOTICE OF MEETING AND A PROXY STATEMENT.

Continued and to be signed on reverse side

0000129179_2..........R1.0.0.11699